UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ALLIANCE DISTRIBUTORS HOLDING INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               DELAWARE                                    334119                               33-0851302
----------------------------------------    --------------------------------------    --------------------------------
       State or jurisdiction of                 (Primary Standard Industrial                 (I.R.S. Employer
     incorporation or organization               Classification Code Number)                Identification No.)


        15-15 132nd Street, College Point, New York 11356 (718) 747-1500
--------------------------------------------------------------------------------
   (Address and telephone number of registrant's principal executive offices)


                                 Jay Gelman, CEO
        15-15 132nd Street, College Point, New York 11356 (718) 747-1500
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                           Copy of communications to:
                              Oscar D. Folger, Esq.
                                 521 5th Avenue
                            New York, New York 10175
                            Telephone: (212) 697-6464


Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------

Title of each class                                 Proposed maximum     Proposed maximum
of securities to be          Amount to be           offering price       aggregate offering     Amount of
registered                   registered             per share            price (1)              registration fee
----------------------------------------------------------------------------------------------------------------------
Common  Stock,   $.001  par       45,023,559               $0.28              $12,606,596             $1,483.8
value
----------------------------------------------------------------------------------------------------------------------

Common  Stock,   $.001  par        2,071,623               $0.28               $580,054                $68.27
value,     issuable    upon
exercise of warrants

----------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par            6,416,677               $0.28              $1,796,700               $211.47
value, issuable upon
conversion of Series A
Convertible Non Redeemable
Preferred Stock

----------------------------------------------------------------------------------------------------------------------

Total                             53,511,859               $0.28              $14,983,320           $1,763.54 (2)

----------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the Registration Fee. The fee is based upon the average of the bid and asked price for a share of common stock of the registrant, as quoted through the Pink Sheets on December 20, 2004.

(2) A registration fee of $1,763.54 is being submitted in connection with this registration statement.

-------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES AND THE SELLING SHAREHOLDER IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             PRELIMINARY PROSPECTUS

                 SUBJECT TO COMPLETION DATED, DECEMBER 22, 2004

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                             A DELAWARE CORPORATION

                       53,511,859 Shares of Common Stock.

                        ---------------------------------

      The prospectus relates to the resale by certain selling stockholders of Alliance Distributors Holding Inc. of up to 53,511,859 shares of our common stock in connection with the resale of:

      - up to 45,023,559 shares of common stock issued on conversion of securities issued in private placements and in an acquisition

      - up to 6,416,677 shares issuable on conversion of Series A Convertible Non Redeemable Preferred Stock ("Series A Preferred Shares") issued in private placements

      - up to 1,571,623 shares issuable on the exercise of warrants issued in private placements

      - up to 500,000 shares issuable on the exercise of warrants issued pursuant to a debt financing agreement

For a description of the plan of distribution of the shares, please see page 14 of this Prospectus.

On December 21, 2004, the average of the closing bid and asked prices of our common stock was $0.28 per share. Our common stock is traded on the Pink Sheets under the symbol "ADTR.PK".

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 7 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 22, 2004.

TABLE OF CONTENTS

                                                                                                    PAGE NUMBER
PROSPECTUS SUMMARY INFORMATION                                                                           6

RISK FACTORS                                                                                             7

USE OF PROCEEDS                                                                                          8

SELLING SECURITY HOLDERS                                                                                 9

PLAN OF DISTRIBUTION                                                                                     14

LEGAL PROCEEDINGS                                                                                        16

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                                             17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                           18

DESCRIPTION OF SECURITIES                                                                                21

INTEREST OF NAMED EXPERTS AND COUNSEL                                                                    23

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                      23

DESCRIPTION OF BUSINESS                                                                                  23

WHERE YOU CAN FIND MORE INFORMATION                                                                      26

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                                                26

DESCRIPTION OF PROPERTY                                                                                  29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                           29

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                                                 29

CAPITALIZATION                                                                                           30

EXECUTIVE COMPENSATION                                                                                   31

FINANCIAL STATEMENTS                                                                                     33

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE                     34

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                                                34

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                                                              34

RECENT SALES OF UNREGISTERED SECURITIES                                                                  34

EXHIBITS                                                                                                 38

UNDERTAKINGS                                                                                             40

SIGNATURES                                                                                               41

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with additional or different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

Unless otherwise stated, all share amounts in this prospectus give effect to a 1 for 44 reverse split of the common stock on November 22, 2004.

Alliance Distributors Holding Inc. ("Company" or "Alliance"), is a distributor of video game consoles and video game peripherals, accessories and software. Our offices are located at 15-15 132nd Street, College Point, New York 11356. Our telephone number is (718) 747-1500.

In June 2004, a predecessor of the Company acquired AllianceCorner Distributors Inc. ("AllianceCorner"), a videogame distributorship, for securities that in November 2004 were converted into 24,679,997 shares of common stock. The business of AllianceCorner became our only business. Since the former stockholders of AllianceCorner acquired a majority of our voting interests, the transaction was treated as a reverse acquisition of a public shell, with AllianceCorner treated as the acquirer for accounting purposes. Accordingly, the pre-acquisition financial statements of AllianceCorner are our historical financial statements. At the time of the acquisition, the Company had no continuing operations and its historical results would not be meaningful if combined with the historical results of AllianceCorner.

In June 2004, the Company in a private placement also issued securities that after conversions in November 2004 now consist of 21,237,114 shares of common stock, 403,344 shares of Series A Convertible Non Redeemable Preferred Shares ("Series A Preferred Shares") and warrants to purchase 1,564,096 shares of common stock. In November 2004 the Company, in connection with a financing agreement, issued a warrant to purchase 500,000 shares of Common Stock.

As of December 22, 2004, the Company's outstanding capital stock consists of 46,417,111 shares of common stock, 403,334 shares of Series A Convertible Non Redeemable Preferred Stock convertible into a total of 6,416,677 shares of common stock, and warrants to buy 2,071,623 shares of common stock. The 46,417,111 shares of outstanding common stock consist of 24,679,997 shares of common stock issued to the former shareholders of AllianceCorner, 21,237,114 shares of common stock issued upon conversion of the Series A Preferred Shares and 500,000 shares of common stock outstanding prior to June 2004.

The Company is authorized to issue a total of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 1,685,115 has been designated as the Series A Convertible Non Redeemable Preferred Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form SB-2 contains forward-looking statements. For this purpose, any statements contained in this Form SB-2 that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "continue" or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including those listed below under the heading "Risk Factors". The Company's actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

We discontinued our prior business and have engaged in our current business only since August 2003. In November 2003, under prior management of Essential, we discontinued our business of manufacturing and selling a video controller. Our current videogame distribution business commenced operations in August 11, 2003 and was acquired by us in June 2004. We have not yet demonstrated our ability to operate during the periodic downturns that we expect in our industry.

Our prior shareholders have suffered significant dilution. In connection with our acquisition of our current videogame distribution business in June 2004 and a related financing at the equivalent of $0.22 per share, the ownership of our prior shareholders was diluted to approximately 1% of the total outstanding shares.

We depend on a limited number of suppliers and have no long-term agreement with any supplier. During the nine-months ended September 30, 2004 two of our suppliers each accounted for more than 10% of our purchases, and our 80 largest suppliers in the aggregate accounted for 75% of our purchases. We have no long-term agreements with any suppliers. Our results will be materially and adversely affected if a significant supplier terminates or modifies its relationship with us.

We have not entered into any distribution arrangement with Microsoft for distribution of its Xbox(R) product. To date we have no direct business relationship with Microsoft Corporation ("Microsoft") for the distribution of its Xbox(R) product. This is an essential product in our industry, and we will be adversely affected if we cannot within a reasonable time achieve direct distribution for Microsoft. Pending a direct relationship with Microsoft, we acquire Xbox(R) products from a distributor, thereby reducing our margins on this product.

We have no long term agreements with any customer. We deal with our customers on a purchase order by purchase order basis. We have no assured stability in our customer base.

We depend on Jay Gelman and Andre Muller as our senior management. The loss of the services of Mr. Gelman or Mr. Muller would have a material adverse effect on our business. We have entered into an employment agreement with Mr. Gelman but not with Mr. Muller. We have obtained only $1,000,000 in key man insurance on the life of Mr. Gelman.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue. There are at least seven distributors in the United States that have revenues and financial resources and company history substantially greater than our company. We are at a disadvantage to these companies and need to compete on the basis of the services we provide to our customers. We may not be able to compete successfully.

We hold no patents or proprietary technology. We have no intellectual property other than a provisional trademark application for "Video Game Alliance."

Unanticipated warranty costs could affect the ongoing demand for our products and our ability to operate profitably. We do not have any facilities for the repair or service of any products, and generally reimburse our customers in full for returns. Although the majority of our suppliers accept these returns from us, certain suppliers credit us with a fixed allowance for returns and require that we assume the risk of excess returns. We will be adversely affected if our returns for these suppliers exceed their return allowances.

Our business is subject to sudden changes in the popularity of the products we distribute and to technological changes. We will be adversely affected by any material decrease in the attractiveness of video games, or by the availability of equivalent entertainment through the Internet or other channels. The sudden decline in popularity of even one particular video console or game can force us to make a substantial write-down of our inventory of these products.

Our Authorized Preferred Stock Exposes Holders of our Common Stock to Certain Risks. Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.001 per share. The authorized but unissued preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors, stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. This preferred stock gives our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise.

To date there has been only sporadic trading of our shares of Common Stock on the Pink Sheets. Since November 22, 2204 through December 17, 2004 only 1,996 shares of common stock have traded on the Pink Sheets. Our shares of common stock essentially have had no liquidity. The liquidity of our shares is further reduced because we trade on the Pink Sheets rather than on more recognized markets.

We are registering for sale substantially all shares of common stock that were not previously registered. Prior to the effectiveness of our registration statement for the 53,511,859 shares covered by this prospectus, our publicly tradable float consisted of only approximately 853,062 shares of common stock. Although Jay Gelman, Andre Muller and Francis Vegliante have agreed not to resell an aggregate of 24,679,997 shares of Common Stock until June 29, 2005, the availability of large numbers of shares for immediate sale into the public markets will likely depress the price for our shares.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock. The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". These requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will, however, receive proceeds upon exercise of the warrants and these proceeds will be used for general working capital purposes. We will incur all costs associated with this registration statement and prospectus.

SELLING SECURITY HOLDERS

The table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of December 22, 2004, and the number of shares of common stock covered by this prospectus. Substantially all of the shares offered hereby are being registered pursuant to registration agreements with the Company.

Except for Jay Gelman, Andre Muller and Francis Vegliante, who are each restricted from reselling an aggregate of 24,679,997 shares registered hereby until June 29, 2005, the selling stockholders may from time to time offer and sell the shares of common stock to be registered. No estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

Except as otherwise indicated in footnotes to the table below, the shares offered hereby were issued in private placements by the Company or are issuable on exercise or conversion of securities issued in private placements by the Company.

--------------------------------------------------------------------------------------------------------------------
    Name and Address of                            Amount and Nature of Beneficial Ownership
     Beneficial Owner
--------------------------------------------------------------------------------------------------------------------
                             Shares      owned  Shares  issuable  Shares           Number   of   shares   owned  by
                             prior   to   this  on    conversion  issuable     on  selling       stockholder     or
                             offering      and  of    Series   A  exercise     of  issuable to selling  stockholder
                             registered hereby  Preferred  Stock  warrants  owned  after owned  prior  to  prior  to  this  offering  and  percent  of total
                                                this    offering  offering    and  outstanding(1)
                                                and   registered  registered
                                                hereby            hereby
--------------------------------------------------------------------------------------------------------------------
                                                                                   Common           Series        A
                                                                                   Stock            Convertible
                                                                                                    Non Redeemable
                                                                                                    Preferred Stock
--------------------------------------------------------------------------------------------------------------------
Jay Gelman(2)                  8,226,671(3)                                               0                0
--------------------------------------------------------------------------------------------------------------------
Andre Muller(4)                8,226,671(5)                                               0                0
--------------------------------------------------------------------------------------------------------------------

----------
(1) Assumes all of the shares of common stock offered are sold. Based on 46,417,111 shares of common stock issued and outstanding as of December 22, 2004 and 403,334 shares of Series A Convertible Non Redeemable Preferred Stock issued and outstanding as of December 22, 2004.

(2) See Directors, Executive Officers, Promoters and Control Persons on page 17.

(3) Consists of shares issued on conversion of securities issued in an acquisition by the Company.

(4) See Directors, Executive Officers, Promoters and Control Persons on page 17.

(5) Consists of shares issued on conversion of securities issued in an acquisition by the Company.

--------------------------------------------------------------------------------------------------------------------
    Name and Address of                            Amount and Nature of Beneficial Ownership
     Beneficial Owner
--------------------------------------------------------------------------------------------------------------------
                             Shares      owned  Shares  issuable  Shares           Number   of   shares   owned  by
                             prior   to   this  on    conversion  issuable     on  selling       stockholder     or
                             offering      and  of    Series   A  exercise     of  issuable to selling  stockholder
                             registered hereby  Preferred  Stock  warrants  owned  after owned  prior  to  prior  to  this  offering  and  percent  of total
                                                this    offering  offering    and  outstanding(1)
                                                and   registered  registered
                                                hereby            hereby
--------------------------------------------------------------------------------------------------------------------
                                                                                   Common           Series        A
                                                                                   Stock            Convertible
                                                                                                    Non Redeemable
                                                                                                    Preferred Stock
--------------------------------------------------------------------------------------------------------------------
Francis Vegliante              8,226,655(6)                                               0                0
--------------------------------------------------------------------------------------------------------------------
Humbert B. Powell, III(7)       22,728(8)                                                 0                0
--------------------------------------------------------------------------------------------------------------------
Nathan A. Low                                       756,302           800,527             0                0
--------------------------------------------------------------------------------------------------------------------
Nathan A. Low Roth IRA                             2,290,384                              0                0
--------------------------------------------------------------------------------------------------------------------
Sunrise Equity Partners                            2,290,384                              0                0
--------------------------------------------------------------------------------------------------------------------
Nathan A. Low Family Trust                          388,293                               0                0
--------------------------------------------------------------------------------------------------------------------
Sunrise Foundation Trust                            346,484           200,132             0                0
--------------------------------------------------------------------------------------------------------------------
Sunrise Securities Corp.                            246,145           223,442             0                0
--------------------------------------------------------------------------------------------------------------------
Amnon Mandelbaum                  289,945                             257,323             0                0
--------------------------------------------------------------------------------------------------------------------
Northumberland    Holdings,      2,318,650            828                                 0                0
LTD.
--------------------------------------------------------------------------------------------------------------------
Smithfield Fiduciary LLC         2,192,533           97,857                               0                0
--------------------------------------------------------------------------------------------------------------------
South Ferry #2 LP                1,832,314                                                0                0
--------------------------------------------------------------------------------------------------------------------
Vitel Ventures Corporation       1,681,402                                                0                0
--------------------------------------------------------------------------------------------------------------------

----------
(6) Consists of shares issued on conversion of securities issued in an acquisition by the Company.

(7) See Directors, Executive Officers, Promoters and Control Persons on page 17.

(8) Consists of shares issued by the Company to Mr. Powell in consideration for directorship services.

--------------------------------------------------------------------------------------------------------------------
    Name and Address of                            Amount and Nature of Beneficial Ownership
     Beneficial Owner
--------------------------------------------------------------------------------------------------------------------
                             Shares      owned  Shares  issuable  Shares           Number   of   shares   owned  by
                             prior   to   this  on    conversion  issuable     on  selling       stockholder     or
                             offering      and  of    Series   A  exercise     of  issuable to selling  stockholder
                             registered hereby  Preferred  Stock  warrants  owned  after owned  prior  to  prior  to  this  offering  and  percent  of total
                                                this    offering  offering    and  outstanding(1)
                                                and   registered  registered
                                                hereby            hereby
--------------------------------------------------------------------------------------------------------------------
                                                                                   Common           Series        A
                                                                                   Stock            Convertible
                                                                                                    Non Redeemable
                                                                                                    Preferred Stock
--------------------------------------------------------------------------------------------------------------------
Martin                              569                                                   0                0
Currie(9)
--------------------------------------------------------------------------------------------------------------------
David                             22,728                                                  0                0
Devor(10)
--------------------------------------------------------------------------------------------------------------------
Steven T.                          1,137                                                  0                0
Francesco(11)
--------------------------------------------------------------------------------------------------------------------
Stanley                            1,137                                                  0                0
Friedman(12)
--------------------------------------------------------------------------------------------------------------------
Marc                                455                                                   0                0
Fries(13)
--------------------------------------------------------------------------------------------------------------------
Aaron                               978                                                   0                0
Gavios(14)
--------------------------------------------------------------------------------------------------------------------
John                               5,775                                                  0                0
Gentile(15)
--------------------------------------------------------------------------------------------------------------------
Anthony                            1,478                                                  0                0
Gentile(16)
--------------------------------------------------------------------------------------------------------------------
Heitner &                           617                                                   0                0
Breitstein
--------------------------------------------------------------------------------------------------------------------
Hirsch Wolf & Co LLC                248                                                   0                0
--------------------------------------------------------------------------------------------------------------------

----------
(9) Vice President, Business Development from June 2001 through April 7, 2003.

(10) Vice President, Marketing from November 2001 through June 29, 2004.

(11) See Executive Compensation on page 31.

(12) Vice President, Manufacturing from February 2000 until January 9, 2003.

(13) Director from June 2002 until June 29, 2004.

(14) Vice President, Sales and Distribution from November 2001 through January 10, 2003.

(15) Director from June 2002 through June 29, 2004. See Executive Compensation on page 31.

(16) Director from June 2002 through June 29, 2004.

--------------------------------------------------------------------------------------------------------------------
    Name and Address of                            Amount and Nature of Beneficial Ownership
     Beneficial Owner
--------------------------------------------------------------------------------------------------------------------
                             Shares      owned  Shares  issuable  Shares           Number   of   shares   owned  by
                             prior   to   this  on    conversion  issuable     on  selling       stockholder     or
                             offering      and  of    Series   A  exercise     of  issuable to selling  stockholder
                             registered hereby  Preferred  Stock  warrants  owned  after owned  prior  to  prior  to  this  offering  and  percent  of total
                                                this    offering  offering    and  outstanding(1)
                                                and   registered  registered
                                                hereby            hereby
--------------------------------------------------------------------------------------------------------------------
                                                                                   Common           Series        A
                                                                                   Stock            Convertible
                                                                                                    Non Redeemable
                                                                                                    Preferred Stock
--------------------------------------------------------------------------------------------------------------------
Brian D.                          22,728                                                  0                0
Jedwab(17)
--------------------------------------------------------------------------------------------------------------------
George                             5,697                                                  0                0
Mellides(18)
--------------------------------------------------------------------------------------------------------------------
RDA                                2,290                                                  0                0
International
--------------------------------------------------------------------------------------------------------------------
Richard                             978                                                   0                0
Rubin(19)
--------------------------------------------------------------------------------------------------------------------
Terrace                             617                                                   0                0
International
--------------------------------------------------------------------------------------------------------------------
Jackson Steinem                   506,764                                                 0                0
Inc.
--------------------------------------------------------------------------------------------------------------------
J.A.S. Commercial                 80,000                                                  0                0
Corp
--------------------------------------------------------------------------------------------------------------------
Rosenthal & Rosenthal,                                                500,000             0                0
Inc.
--------------------------------------------------------------------------------------------------------------------
Ajax                              229,044                                                 0                0
Partners
--------------------------------------------------------------------------------------------------------------------
Brady Capital Group               110,791                                                 0                0
LLC
--------------------------------------------------------------------------------------------------------------------
Bridges &                         458,071                                                 0                0
Pipes
--------------------------------------------------------------------------------------------------------------------
Derek                             50,338                              44,687              0                0
Caldwell
--------------------------------------------------------------------------------------------------------------------
CGT Management                   1,145,169                                                0                0
Ltd
--------------------------------------------------------------------------------------------------------------------
Don                               33,601                                                  0                0
Danks
--------------------------------------------------------------------------------------------------------------------

----------
(17) Director from June 2002 through June 29, 2004.

(18) Acting Chief Financial Officer from March 2003 through June 29, 2004.

(19) Vice President, Product Development from April 2001 through February 24, 2003.

--------------------------------------------------------------------------------------------------------------------
    Name and Address of                            Amount and Nature of Beneficial Ownership
     Beneficial Owner
--------------------------------------------------------------------------------------------------------------------
                             Shares      owned  Shares  issuable  Shares           Number   of   shares   owned  by
                             prior   to   this  on    conversion  issuable     on  selling       stockholder     or
                             offering      and  of    Series   A  exercise     of  issuable to selling  stockholder
                             registered hereby  Preferred  Stock  warrants  owned  after owned  prior  to  prior  to  this  offering  and  percent  of total
                                                this    offering  offering    and  outstanding(1)
                                                and   registered  registered
                                                hereby            hereby
--------------------------------------------------------------------------------------------------------------------
                                                                                   Common           Series        A
                                                                                   Stock            Convertible
                                                                                                    Non Redeemable
                                                                                                    Preferred Stock
--------------------------------------------------------------------------------------------------------------------
DKR Soundshore Oasis             1,145,169                                                0                0
Holding Fund
Ltd
--------------------------------------------------------------------------------------------------------------------
Robert                            206,135                                                 0                0
Feig
--------------------------------------------------------------------------------------------------------------------
Richard                          1,316,605                                                0                0
Genovese
--------------------------------------------------------------------------------------------------------------------
David                             32,233                              28,591              0                0
Goodfriend
--------------------------------------------------------------------------------------------------------------------
Iroquois Capital                 1,145,169                                                0                0
LP
--------------------------------------------------------------------------------------------------------------------
IVC                               274,560                                                 0                0
Group
--------------------------------------------------------------------------------------------------------------------
Minotaur Fund                    1,071,335                                                0                0
LLP
--------------------------------------------------------------------------------------------------------------------
Robert W.                         497,001                                                 0                0
O'Neill
--------------------------------------------------------------------------------------------------------------------
Cary D                            229,044                                                 0                0
Pinkowski
--------------------------------------------------------------------------------------------------------------------
William                           229,044                                                 0                0
Ritger
--------------------------------------------------------------------------------------------------------------------
RP Capital                        229,044                                                 0                0
LLC
--------------------------------------------------------------------------------------------------------------------
William                           229,044                                                 0                0
Saggio
--------------------------------------------------------------------------------------------------------------------
SBI USA,                          15,066                                                  0                0
LLC
--------------------------------------------------------------------------------------------------------------------
Nadine                            251,954                                                 0                0
Smith
--------------------------------------------------------------------------------------------------------------------
SPH Investments                    1,066                                                  0                0
--------------------------------------------------------------------------------------------------------------------
SRG Capital                       458,071                                                 0                0
LLC
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
    Name and Address of                            Amount and Nature of Beneficial Ownership
     Beneficial Owner
--------------------------------------------------------------------------------------------------------------------
                             Shares      owned  Shares  issuable  Shares           Number   of   shares   owned  by
                             prior   to   this  on    conversion  issuable     on  selling       stockholder     or
                             offering      and  of    Series   A  exercise     of  issuable to selling  stockholder
                             registered hereby  Preferred  Stock  warrants  owned  after owned  prior  to  prior  to  this  offering  and  percent  of total
                                                this    offering  offering    and  outstanding(1)
                                                and   registered  registered
                                                hereby            hereby
--------------------------------------------------------------------------------------------------------------------
                                                                                   Common           Series        A
                                                                                   Stock            Convertible
                                                                                                    Non Redeemable
                                                                                                    Preferred Stock
--------------------------------------------------------------------------------------------------------------------
Shai                              458,071                                                 0                0
Stern
--------------------------------------------------------------------------------------------------------------------
Richard                           10,071                               8,939              0                0
Stone
--------------------------------------------------------------------------------------------------------------------
M Paul                            229,044                                                 0                0
Tompkins
--------------------------------------------------------------------------------------------------------------------
Phillip                           151,885                                                 0                0
Vitug
--------------------------------------------------------------------------------------------------------------------
Winton Capital Holdings          1,145,169                                                0                0
Ltd
--------------------------------------------------------------------------------------------------------------------
Marcia                                                                  455               0                0
Kucher
--------------------------------------------------------------------------------------------------------------------
Coniston Investment                                                    4,396              0                0
Corp.
--------------------------------------------------------------------------------------------------------------------
Legend Merchant Group,                                                 3,131              0                0
Inc.
--------------------------------------------------------------------------------------------------------------------
Total                           45,023,559         6,416,677         2,071,623
--------------------------------------------------------------------------------------------------------------------

      We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the Pink Sheets Electronic Quotation Service), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

      (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

      (c) an exchange distribution in accordance with the rules of the applicable exchange;

      (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      (e) privately negotiated transactions;

      (f) market sales (both long and short to the extent permitted under the federal securities laws);

      (g) at the market to or through market makers or into an existing market for the shares;

      (h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

      (i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its shares of common stock, Series A Convertible Non Redeemable Preferred Stock and Warrants to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

Other than as set forth below, we know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

On August 19, 2004 a complaint was filed by Radio Wave LLC ("Plaintiff"), in the Supreme Court of the State of New York, County of New York, against Essential Reality, LLC, Essential Reality, Inc. and David Devor, a former officer and a current employee of the Company, for rent, additional rent, cost and fees relating to premises formerly occupied by the Company. Plaintiff seeks to recover $150,416 for the period up to August 31, 2004, plus additional amounts to be determined by the Court for the period subsequent to August 31, 2004. Plaintiff also seeks to recover $50,000 in expenses and attorney fees plus additional amounts to be determined by the Court. We believe that the suit is without merit and intend to vigorously defend its position.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers, their ages, positions held and duration each person has held that position, are as follows:

       NAME           POSITION HELD WITH THE COMPANY    AGE         DATE FIRST ELECTED OR APPOINTED

 Jay Gelman          Chief Executive Officer,           43   Chief Executive Officer on June 29, 2004;
                     Assistant Secretary and                 Assistant Secretary on November 11, 2004;
                     Chairman of Board of Directors          and Chairman of the Board of Directors on
                                                             October 14, 2004

 Andre Muller        Chief Operating Officer,           39   President on June 29, 2004; Secretary on
                     Secretary and Director of the           November 11, 2004; and Director on October
                     Board of Directors                      14, 2004

 Thomas Vitiello     Director                           43   Director on October 14, 2004

 Humbert B. Powell,  Director                           63   Director and Chairman of the Board of
 III                                                         Directors from July 1, 2002 until October
                                                             14, 2004 and  currently a Director

HUMBERT B. POWELL, III

Humbert B. Powell, III has been a Managing Director at Sanders Morris Harris, a regional investment-banking firm headquartered in Houston, Texas, with a branch in New York City, since November 1996. He is also a Director of Lawman Armour Corp., Bikers Dream Inc., World Water Corp., and a trustee of Salem-Teikyo University. Mr. Powell served as chief executive officer of the Company from June 20, 2002 until July 1, 2002.

JAY GELMAN

Jay Gelman in 1988 co-founded L & J Marketing, Inc. d/b/a Alliance Distributors, a regional video game software and hardware distributor based in College Point, NY. He served as President, until December of 1997 when Alliance was sold to Take Two Interactive Software, Inc. From 1998 until 2003, Mr. Gelman was employed by Track Data Corporation (NASDAQ: TRAC) where he served as a director and as Executive Vice President. In 2003, Mr. Gelman joined Mr. Muller to found Alliance Distributors, Inc. (name later changed to AllianceCorner Distributors Inc.), and served as its President and Chief Executive Officer. Since the acquisition by the Company of AllianceCorner Distributors Inc. on June 29, 2004, Mr. Gelman has served as Chief Executive Officer of the Company and is also currently the Chairman of the Board of Directors.

ANDRE MULLER

For more than five years prior to 2003 Andre Muller was employed as a General Manager by Take Two Interactive Software, Inc. In 2003, Mr. Muller joined Mr. Gelman to found Alliance Distributors, Inc., and served as its Chief Operating Officer. Since the acquisition by the Company of AllianceCorner Distributors Inc. on June 29, 2004, Mr. Muller has served as Chief Operating Officer and President of the Company.

THOMAS VITIELLO

For more than five years, Mr. Vitiello has been the president of VIT Trading, Inc., a trader in precise metals. He graduated from NYU with a BS in Finance in 1985.

TERM OF OFFICE

The Company's Directors are appointed for a one-year term to hold office until the next annual meeting of shareholders. Our officers serve at the pleasure of the Board of Directors.

See "Certain Relationships and Related Transactions" for information on a transaction between the Company and Jay Gelman.

There are no family relationships among directors or executive officers.

The board of directors have determined that Humbert B. Powell, III is an independent director based on Rule 4200 of the National Association of Securities Dealers' listing standards and is qualified as an "Audit Committee Financial Expert" as defined in Item 7(d)(3)(iv) of Schedule 14A.

The Company does not have an audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, or a committee performing similar functions. The Company does not have an audit charter or a charter governing the nominating process. Management of the Company believes that it is premature at this early stage of the Company's management and business development to form an audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership of the common stock and Series A Preferred Shares as of December 22, 2004.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities.

In calculating the percentage ownership by any holder of common stock, the table considers that the total number of outstanding shares includes shares issuable on exercise of securities within 60 days from the date hereof that are beneficially owned by that holder. Accordingly, for calculating the percentage ownership of shares of common stock outstanding, for Nathan A. Low there are deemed outstanding 48,860,111 shares of common stock (see footnote 4 to the beneficial ownership table directly below), for Sunrise Equity Partners, Level Counter LLC and Marilyn Adler there are deemed outstanding 47,636,010 shares of common stock (because of the deemed conversion of 76,617 shares of Series A Preferred Shares convertible into 1,218,899 shares of common stock held by Sunrise Equity Partners; see footnotes 10 and 14 below), for Amnon Mandelbaum there are deemed outstanding 47,893,333 shares of common stock (because of the deemed conversion of 257,323 warrants owned by Mr. Mandelbaum and 1,218,899 shares beneficially owned by Mr. Mandelbaum, see footnote 12 below), and for all other holders there are deemed outstanding 46,417,111 shares of common stock.

For calculating the percentage ownership of the Series A Convertible Non Redeemable Preferred Stock ("Series A Preferred Shares"), for Jay Gelman, Northumberland Holdings, Ltd., Smithfield Fiduciary LLC, Nathan A. Low Roth IRA, Nathan A. Low Family Trust, and Sunrise Foundation Trust there are deemed outstanding 403,334 shares of Series A Preferred Shares, and for Sunrise Equity Partners, Nathan A. Low, Level Counter LLC, Amnon Mandelbaum and Marilyn Adler there are deemed outstanding 326,717 shares of Series A Preferred Shares because of the deemed conversion of 76,617 shares of Series A Preferred Shares convertible into 1,218,899 shares of common stock held by Sunrise Equity Partners (see footnotes 8, 10, 12, and 14 below). Each Series A Preferred Share is convertible into 15.9090 shares of common stock except to the extent that as a result of conversion the holder would beneficially own in excess of 4.999% or 9.999% of the issued and outstanding shares ("4.999% Restriction").

-----------------------------------------------------------------------------------------
Name and  address of  beneficial  Common stock (% of class)   Series A  Convertible  Non
owner                                                         Redeemable       Preferred
                                                              Shares (% of class)
-----------------------------------------------------------------------------------------
Jay Gelman,                       14,031,966(1) (30.23%)        168,427 (41.76%)(2)
15-15 132nd Street, College
Point, NY 11356
-----------------------------------------------------------------------------------------
Andre Muller                       8,226,671 (17.72%)                     0
15-15 132nd Street, College
Point, NY 11356
-----------------------------------------------------------------------------------------
Francis Vegliante                  8,226,655 (17.72%)                     0
15-15 132nd Street, College
Point, NY
-----------------------------------------------------------------------------------------
Humbert B. Powell III                 22,728 (.05%)                       0
527 Madison Avenue, NY, NY 10022
-----------------------------------------------------------------------------------------
Thomas Vitiello                             0                             0
15-15 132nd Street, College
Point, NY 11356
-----------------------------------------------------------------------------------------
Nathan A. Low(3)                   2,443,000(4) (4.999%)              320,514
c/o Sunrise Securities Corp.                                        (98.10%)(5)
641 Lexington
Avenue
NY, NY 10022
-----------------------------------------------------------------------------------------

----------
(1) Consists of 8,226,671 shares of common stock owned by Mr. Gelman, and 5,805,295 shares for which Mr. Gelman has a Voting Proxy referred to in Description of Business below.

(2) Consists of Series A Preferred Shares subject to the Voting Proxy.

(3) Mr. Low's wife has sole voting and investment power in the shares owned by Nathan A. Low Family Trust. Mr. Low has shared voting and investment power in Level Counter LLC, which has sole investment and voting power in the shares owned by Sunrise Equity Partners. Mr. Low has shared voting and investment power in the shares owned by Sunrise Foundation Trust. Mr. Low disclaims beneficial ownership of the shares owned by Nathan A. Low Family Trust, Sunrise Equity Partners and Sunrise Foundation Trust.

(4) These 2,443,000 shares consist of 800,527 shares issuable on exercise of warrants owned by Nathan A. Low, 200,132 shares issuable on exercise of warrants owned by Sunrise Foundation Trust, 223,442 shares issuable on exercise of warrants owned by Sunrise Securities Corp and 1,218,899 shares of common stock issuable on conversion of 76,617 shares of the Series A Convertible Non Redeemable Preferred Stock ("Series A Preferred Shares") owned by Sunrise Equity Partners. Excludes 2,290,384 shares of common stock for Nathan A Low Roth IRA, 756,302 shares of common stock for Nathan Low, 388,293 shares of common stock for Nathan A. Low Family Trust, 346,484 shares of common stock for Sunrise Foundation Trust, 246,145 shares of common stock for Sunrise Securities Corp. and 1,071,485 shares of common stock for Sunrise Equity Partners, which are not currently issuable on conversion of Series A Preferred Shares. Series A Preferred Shares owned by a holder will not be converted into common stock if and so long as a result of conversion the holder would beneficially own in excess of 4.999% or 9.999% of the issued and outstanding shares ("4.999% Restriction").

(5) Consists of 47,539 Series A Preferred Shares owned by Nathan A. Low, 24,407 Series A Preferred Shares owned by Nathan A. Low Family Trust, 143,967 Series A Preferred Shares owned by Nathan A. Low Roth IRA, 21,779 Series A Preferred Shares owned by Sunrise Foundation Trust, 15,472 Series A Preferred Shares owned by Sunrise Securities Corp. and 67,350 Series A Preferred Shares owned by Sunrise Equity Partners that are not convertible into common stock by reason of the 4.999% Restriction.

-----------------------------------------------------------------------------------------
Name and  address of  beneficial  Common stock (% of class)   Series A  Convertible  Non
owner                                                         Redeemable       Preferred
                                                              Shares (% of class)
-----------------------------------------------------------------------------------------
Nathan A. Low Roth IRA            0(6)                           143,967 (35.69%)(7)
c/o Sunrise Securities Corp.
641 Lexington
Avenue
 NY, NY 10022
-----------------------------------------------------------------------------------------
Nathan A. Low Family Trust                    0                     24,407 (6.05%)
c/o Sunrise Securities Corp.
641 Lexington
Avenue
 NY, NY 10022
-----------------------------------------------------------------------------------------
Sunrise Foundation Trust                      0                     21,779 (5.39%)
c/o Sunrise Securities Corp.
641 Lexington
Avenue
 NY, NY 10022
-----------------------------------------------------------------------------------------
Sunrise Equity Partners           1,218,899 (2.56%)(8)           67,350 (20.61%)(9)
641 Lexington Avenue 25th Floor
New York, NY 10022
-----------------------------------------------------------------------------------------
Level Counter LLC                 1,218,899 (2.56%)(10)          67,350 (20.61%)(11)
641 Lexington Avenue 25th Floor
New York, NY 10022
-----------------------------------------------------------------------------------------
Amnon Mandelbaum                  1,766,167 (3.69%)(12)           67,350 (20.61%)(13)
641 Lexington Avenue 25th Floor
New York, NY 10022
-----------------------------------------------------------------------------------------
Marilyn Adler                     1,218,899 (2.56%)(14)           67,350 (20.61%)(15)
641 Lexington Avenue 25th Floor
New York, NY 10022
-----------------------------------------------------------------------------------------

----------
(6) See Notes 4 and 5.

(7) See Notes 4 and 5.

(8) Excludes 1,071,485 shares of common stock, which, are not issuable on conversion of 67,350 Series A Preferred Shares because of the 4.999% Restriction. See Notes 4 and 5.

(9) See Notes 4 and 5.

(10) Level Counter LLC has sole investment and voting power in the shares owned by Sunrise Equity Partners. Level Counter LLC disclaims beneficial ownership of these shares.

(11) See Notes 4, 5 and 10.

(12) Consists of 289,945 shares and 257,323 warrants owned by Mr. Mandelbaum, and 1,218,899 shares owned by Level Counter LLC. Mr. Mandelbaum has shared voting and investment power in Level Counter LLC, which has sole investment and voting power in the shares owned by Sunrise Equity Partners. Mr. Mandelbaum disclaims beneficial ownership of the shares owned by Sunrise Equity Partners. See Note 10.

(13) See Notes 10, 11 and 12.

-----------------------------------------------------------------------------------------
Name and  address of  beneficial  Common stock (% of class)   Series A  Convertible  Non
owner                                                         Redeemable       Preferred
                                                              Shares (% of class)
-----------------------------------------------------------------------------------------
Northumberland Holdings, Ltd.     2,320,832 (4.999%)(16)        53 (.01%)(17)
-----------------------------------------------------------------------------------------
Smithfield Fiduciary LLC          2,192,533 (4.72%)(18)               6,151 (1.53%)
c/o Hybridge Capital Management
West 57th Street, 27th Floor
New York, N.Y. 10019
-----------------------------------------------------------------------------------------
All   executive   officers   and       22,281,365 (48%)            168,427 (41.76%)
directors as a group
-----------------------------------------------------------------------------------------

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and up to 10,000,000 shares of preferred stock, par value $0.001 per share, on such terms as the Board may determine.

As of December 22, 2004 the Company's outstanding capital stock consists of 46,417,111 shares of common stock, 403,334 shares of Series A Convertible Non Redeemable Preferred Stock convertible into a total of 6,416,677 shares of common stock, and warrants to buy 2,071,623 shares of common stock. The Company is authorized to issue a total of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 1,685,115 has been designated as the Series A Convertible Non Redeemable Preferred Stock, so that 53,582,889 shares of common stock and 8,314,885 shares of preferred stock remain available for issuance.

Common Stock

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

----------
(14) Consists of shares owned by Level Counter LLC. Ms. Adler has shared voting and investment power in Level Counter LLC, which has sole investment and voting power in the shares owned by Sunrise Equity Partners. Ms. Adler disclaims beneficial ownership of the shares owned by Sunrise Equity Partners.

(15) See Notes 10, 11 and 14.

(16) Consists of 2,182 shares of common stock owned since June 19, 2002 and 2,318,650 shares issued upon conversion of 145,743 Series A Preferred Shares on November 22, 2004.

(17) Balance amount remaining after conversion of 145,743 Series A Preferred Shares from a total 145,796 Series A Preferred Shares issued to Northumberland Holdings, Ltd.

(18) Consists of common shares issued upon conversion of 137,816 Series A Preferred Shares on November 22, 2004.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

Series A Preferred Shares

Each share of Series A Preferred Shares is convertible into 15.9090 shares of common stock, votes with the common stock as one class on as converted basis, and otherwise ranks equally with the common stock on a pari passu as converted basis. Series A Preferred Shares owned by a holder will not be converted into common stock if and so long as a result of conversion the holder would beneficially own in excess of 4.999% or 9.999% of the issued and outstanding shares.

Potential Issuance of Additional Series of Preferred Stock

The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.001 par value preferred stock (the "Preferred Stock"). As of the date of this prospectus, other than the Series A Preferred Shares, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and
(vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends.

Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

The issuance by the board of directors of new series Preferred Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if preferred shares were issued in response to a potential takeover. In addition, issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the corporation more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of AllianceCorner Distributors Inc. as of December 31, 2003 and for the period from May 9, 2003 (Inception) to December 31, 2003 filed with this prospectus and registration statement, have been audited by Mahoney Cohen & Company, CPA, P.C., an independent registered public accounting firm, as set forth in their report accompanying the financial statements, and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by Oscar D. Folger, New York, New York. Mr. Folger's wife beneficially owns 1,984 shares of common stock through LCG Capital Group, LLC, which owns 109,091 shares of common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF BUSINESS

Alliance Distributors Holding Inc. ("Company" or "Alliance") is a distributor of video game consoles and video game peripherals, accessories and software. Our offices are located at 15-15 132nd Street, College Point, New York 11356. Our telephone number is (718) 747-1500.

Business Background

In June 2002, the Company, then named JPAL, Inc. ("JPAL"), a Nevada corporation which then had no ongoing business or significant assets, acquired Essential Reality, LLC ("ER, LLC") which had been formed in 1998 as Freedom Multimedia, LLC in Delaware to develop and market a virtual video game controller. Following this transaction, JPAL changed its name to Essential Reality, Inc. ("Essential"). On November 2003, we discontinued sales of our virtual video game controller because of our inability to raise necessary funds.

On June 17, 2004, Essential entered into a Share Exchange Agreement (the "Exchange Agreement") with Jay Gelman, Andre Muller and Francis Vegliante, the sole shareholders (the "Shareholders") of AllianceCorner Distributors Inc., a New York corporation ("AllianceCorner") which had been engaged in the video game distribution business since August 2003. Pursuant to the Exchange Agreement, the Company on June 29, 2004 acquired all the outstanding capital stock of AllianceCorner from the Shareholders and, in exchange for such capital stock, issued 517,105 Series B Convertible Non Redeemable Preferred Shares ("Series B Preferred Shares") to Jay Gelman, 517,105 Series B Preferred Shares to Andre Muller and 517,104 Series B Preferred Shares to Francis Vegliante. On November 22, 2004, the Series B Preferred Shares converted into 8,226,671 shares of common stock for each of Jay Gelman and Andre Muller and into 8,226,655 shares of common stock for Francis Vegliante.

In connection with this acquisition, the Company issued the share equivalent of 21,237,114 shares of common stock and 403,334 shares of Series A Convertible Non Redeemable Preferred Stock in private placements. Each share of Series A Convertible Non Redeemable Preferred Stock entitles the holder to 15.9090 votes, and votes as one class with the common stock on as converted basis. Certain holders granted to Jay Gelman an irrevocable voting proxy to vote 5,805,295 shares of common stock, as well as 168,427 shares of Series A Convertible Non Redeemable Preferred Stock that have 2,679,520 votes, so that Mr. Gelman's proxy covers a total of 8,484,815 votes.

These transactions diluted the ownership of our shareholders prior to June 2004 to 1.077% of the 46,417,111 shares of common stock outstanding as of December 22, 2004. We accounted for our acquisition of AllianceCorner as a reverse acquisition as of June 30, 2004. The pre-acquisition financial statements of AllianceCorner are treated as historical financial statements of the combined companies.

AllianceCorner was formed in May 2003 under the name Alliance Partners, Inc. The name of Alliance Partners, Inc. was changed to AllianceCorner Distributors Inc. in September 2003 and was further changed to Alliance Distributors Holding, Inc. ("Alliance New York") in July 2004. Effective November 17, 2004, Alliance New York was merged into Alliance Distributors Holding Inc., a Delaware corporation that was wholly owned by Essential.

Effective November 22, 2004, Essential reincorporated in Delaware and changed its name to Alliance Distributors Holding Inc. ("Alliance" or the "Company"), by way of a merger of Essential into Alliance, which was then a wholly owned Delaware subsidiary of Essential.

Our Business

What we Sell

We distribute to retail stores video game consoles that are manufactured by Sony Corporation (the "PlayStation(R)2 Computer Entertainment System"), Nintendo ("GameCubeTM and Game Boy(R) Advance") and Microsoft ("Xbox(R)"). We sell these consoles at prices ranging from $49.99 to $149. We also distribute accessories and game software that are made for these consoles by the console manufacturers and third parties. Accessories include controllers, memory cards, network adaptors, steering wheels for racing games and extra cable for game controllers. We sell our accessories and software at prices ranging from $9.99 to $149.99.

The Market

According to The NPD Group, Inc. a leading market information provider, the video game market in the US had sales of $10 billion in 2003.

Suppliers

We are direct distributors for Sony Computer Entertainment America Inc. ("Sony") and Nintendo of America Inc. ("Nintendo") and purchase product from them directly. We are also direct distributors for approximately 75 third-party vendors (including Electronic Arts Inc., Take Two Interactive Software, Inc. and THQ Inc.) of accessories and software for video games. We have no relationship with Microsoft for distribution of the Microsoft Xbox(R), and purchase our Xbox(R) supplies from another distributor.

From January 1, 2004 through September 30, 2004, we purchased approximately 30% of our products for cash in advance, and the balance on 30 day to 45 day terms. In addition to manufacturer credit and internally generated funds, we rely for funds on a financing agreement under which the lender may in its discretion lend us up to $5,000,000 based on eligible receivables and inventory. We have pledged substantially all of our assets as security for this financing.

During the nine-months ended September 30, 2004 two of our suppliers each accounted for more than 10% of our purchases, and our 80 largest suppliers in the aggregate accounted for 75% of our purchases. We have no long term agreement with any of our suppliers, and conduct business with them on an individual purchase order basis. Our business would be materially and adversely affected should any material supplier terminate its relationship with us or modify its relationship with us to our detriment.

Warehouse and Showroom

We store our inventory in our 11,500 square foot warehouse in College Point, New York. We display our products to customers in a 3,000 square foot showroom that adjoins our executive offices. Products are either picked up directly by the customer from our warehouse or delivered through a third party courier. We deliver products at no additional charge to customers purchasing at least $500 worth of products in the New York metropolitan area and the surrounding tri-state region.

Our Customers; Sales and Marketing

Our customers consist primarily of approximately 2,500 to 3,000 retail stores located throughout the United States and Canada. A majority of these stores are located in the New York metropolitan area and the surrounding tri-state region. We estimate that these stores are owned by approximately 350 to 500 different entities. Approximately 50% of our sales are on a cash on delivery basis, and the balance is invoiced primarily on 7 through 30 day terms. To our knowledge, no group of stores under common ownership accounted for 10% or more of our sales during either 2003 or for the nine month period ending 2004.

We sell to our customers on a purchase order basis through our sales employees who are paid on a salary plus commission basis. We have no long-term sales agreements.

We market ourselves in part as being engaged in a "Video Game Alliance" with our customers. In this context we advise our customers on how best to sell the product they buy from us, and we offer them banners, and point of sale and similar material. We also publish newspaper dealer-listing advertisements that are paid for cooperatively by various manufacturers. In these advertisements we list our customers and indicate that the advertisement is "brought to you by Alliance Distributors." We have not to date advertised in the trade press. We attend and exhibit at two trade shows annually.

We are developing a business-to-business website that will offer customers many of the conveniences of our retail showroom and the ability to order products directly on line. We believe that the website may allow us to expand our marketing area. We have incurred approximately $40,000 in developmental expenses for this website to date.

Warranties and Returns

We offer no warranties to our customers and do not have any facilities for the repair or service of any products. We nevertheless accept returns of product claimed to be defective and reimburse our customers for the full purchase price of these products. Although the majority of our suppliers in turn accept these returns from us, certain suppliers credit us with a fixed allowance for returns and require that we assume the risk of excess returns.

Competition

Mecca Electronics Industries, Inc., Jack of all Games (a subsidiary of Take Two Interactive Software, Inc.), About Time Inc, Pioneer Distributors Inc d/b/a JB Marketing, Florida State Games, SVG Distribution, Inc. and D&H Distributing Co., Inc. are the dominant distributors in our industry. These companies have significantly greater financial resources than our company. We compete with these companies on the basis of personalized service, advice and marketing support that we seek to offer to our customers.

Government Regulation

The manufacturers of our products must test them for compliance with Federal Communications Commission (FCC) standards to avoid radio frequency emissions that could interfere with other radio frequency transmissions or similar regulatory standards in other countries. We are not required to test our products for compliance.

Employees

We currently employ 28 employees, all of whom are employed on a full time basis.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of the Company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 7 of this prospectus.

OVERVIEW

See "Business-Background," for description of a transaction whereby AllianceCorner Distributors Inc. ("AllianceCorner") became a New York wholly-owned subsidiary of Essential. The name of AllianceCorner was changed to Alliance Distributors Holding, Inc. ("New York Alliance") in July 2004. Effective November 17, 2004, New York Alliance was merged into Alliance Distributors Holding Inc., a Delaware corporation that was wholly owned by Essential. Effective November 22, 2004, Essential reincorporated in Delaware and changed its name to Alliance Distributors Holding Inc. ("Alliance" or the "Company"), by way of a merger of Essential into Alliance, which was then a wholly owned Delaware subsidiary of Essential. The business of AllianceCorner became our only business. Since the former stockholders of AllianceCorner acquired a majority of our voting interests, the transaction was treated as a reverse acquisition of a public shell, with AllianceCorner treated as the acquirer for accounting purposes. Accordingly, the pre-acquisition financial statements of AllianceCorner are our historical financial statements. At the time of the acquisition, the Company had no continuing operations and its historical results would not be meaningful if combined with the historical results of AllianceCorner.

RESULTS OF OPERATIONS

Overview of Third Quarter and Nine Months Ended September 30, 2004 Compared to the Period from August 11, 2003, the date of Commencement of Operations, to September 30, 2003.

Sales. For the three and nine months ended September 30, 2004 the Company recognized product-related revenues in the amount of $6,924,181 and $20,200,199, respectively as compared to $352,710 for the period from August 11, 2003, the date of commencement of operations, to September 30, 2003.

Cost of Sales. For the three and nine months ended September 30, 2004, cost of sales totaled $5,966,406 and $17,363,624, respectively, as compared to $334,184 for the period from August 11, 2003, the date of commencement of operations, to September 30, 2003. For the three and nine months ended September 30, 2004, gross profit was 13.8% and 14.0% of net sales, respectively.

Selling, general and administrative expenses. For the three and nine months ended September 30, 2004 selling, general and administrative expenses totaled $980,454 and $2,704,112, respectively, compared to $74,977 for the period from August 11, 2003, the date of commencement of operations, to September 30, 2003. The Company's major components for the three and nine months ended September 30, 2004, are as follows: selling, consisting primarily of salaries and commissions, of $75,771 and $293,349, respectively; shipping and warehouse, consisting primarily of salaries and freight-out, of $180,350 and $599,846, respectively; and general and administrative, consisting primarily of salaries , insurance, consulting fees, professional fees and rent, of $516,698 and $1,204,871, respectively.

Interest expense for the three and nine months ended September 30, 2004 totaled $20,444 and $81,052, respectively, compared to $64 for the period from August 11, 2003, the date of commencement of operations, to September 30, 2003. Interest expense relates to the factor arrangement described below under Liquidity and Capital Resources.

LIQUIDITY AND CAPITAL RESOURCES

On June 29, 2004 the Company received $2,884,171 in net proceeds from the sale of 1,124,767 shares of Series A 6% Convertible Non-Redeemable Preferred Shares of Essential ("Series A 6% Preferred Shares) in a private placement (the "Offering"). At the same time, substantially all outstanding debt of the Company was extinguished through either conversion into an aggregate of 452,202 shares of Series A 6% Preferred Shares or through cash payments.

For the nine months ended September 30, 2004 net cash used in operating activities was $2,297,858. Net cash used in operations for the nine months ended September 30, 2004 consisted of net income of $40,244 and included the following changes in operating assets and liabilities: an increase in accounts receivable of $808,020, a decrease in accounts payable of $2,360,738 and an increase in amount due to factor of $1,435,304, due to advances taken during the period.

Net cash used in investing activities for the nine months ended September 30, 2004 was $984,186, of which $65,635 was used for the purchase of equipment and $915,329 was used for the payment of Essential's pre-acquisition liabilities.

Net cash for financing activities, raised by the Offering, for the nine months ended September 30, 2004 was $3,591,683 which consisted primarily of gross proceeds of $4,000,000 from the Offering, less payments of issuance costs of $200,500, as well as $171,829 of repayment of long term obligations.

In December 2003, AllianceCorner entered into a factoring arrangement with a commercial factor. As set forth in the next paragraph, this factoring arrangement was replaced with a Financing Agreement on November 11, 2004. Under the factoring arrangement as in effect through November 11, 2004, the Company sold a substantial portion of its trade receivables up to maximum credit limits established by the factor for each individual account. Receivables sold in excess of these limitations were subject to recourse in the event of non-payment by the customer. The Company paid interest at the prime lending rate plus 1.5% (6.25% as of September 30, 2004) for advances made prior to the collection of the factored accounts receivable. As of September 30, 2004, factor advances of approximately $1,004,000 were offset against amounts due to the factor. Substantially all of the Company's assets were pledged as collateral under the factoring agreement. The Company was required to maintain a specified level of net worth, as defined. As of September 30, 2004, the Company was in compliance with this covenant.

On November 11, 2004, Alliance Distributors Holding, Inc., Essential's New York subsidiary, entered into a Financing Agreement which replaced the factoring agreement with the Rosenthal & Rosenthal, Inc. ("Rosenthal"). Under the Agreement, Rosenthal may in its discretion lend up to $5 million to the Company based on eligible inventory and receivables. All borrowings are due on demand, are secured by substantially all of the assets of the Company and are subject to the Company's compliance with certain financial covenants. The Agreement terminates November 30, 2007 unless terminated sooner by Rosenthal on 30 days' notice. Interest on outstanding borrowings is payable at a variable rate per annum, equal to the prime rate (but not less than 4.75 percent) plus 2.00 percent (7.25 percent as of December 22, 2004). The Company's CEO and the Company's President signed limited guaranties in respect of borrowings under the Agreement.

On November 11, 2004 the Company issued to Rosenthal a warrant (the "Warrant") to purchase 500,000 shares of common stock at $0.10 per share and expires on November 30, 2010. On notice by the Company the Warrants will expire earlier if the closing price of the common stock during a period designated in the Warrants is not less than $0.40 per share. The Company expects to record deferred financing costs of approximately $110,000 in the fourth quarter, representing the fair value of the warrants, which will be amortized over the life of the financing agreement.

The Company owes a note payable in the amount of $93,789 to Corner Distributors, Inc. ("Corner"), which is due and payable on June 30, 2005, in connection with the purchase of inventory by and between the Company and Corner, dated as of March 4, 2004.

The Company believes that it has sufficient liquidity for the next twelve months based upon its existing cash and availability under the financing agreement.


CRITICAL ACCOUNTING POLICIES

Certain of the Company's accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on historical experience, observation of trends in the industry, information provided by customers and information available from other outside sources, as appropriate. Critical accounting policies include:

Revenue Recognition - The Company recognizes sales upon shipment of products to customers as title and risk of loss pass upon shipment and collectibility is reasonably assured. Provisions for estimated uncollectible discounts and rebates to customers, estimated returns and allowances and other adjustments are provided for in the same period the related sales are recorded. While such amounts have been within expectations and the provisions established, the Company cannot guarantee that it will continue to experience the same rates as in the past.

Accounts Receivable and Due to Factor - Accounts Receivable and due to factor as shown on the Balance Sheet are net of allowances and anticipated discounts. An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the financial statements, assessments of collectibility based on historic trends and an evaluation of the impact of economic conditions. The allowance for doubtful accounts is not significant since the Company sells a substantial portion of its trade receivables to a commercial factor, without recourse, up to maximum credit limits established by the factor for each individual account. Receivables sold in excess of these limitations are subject to recourse in the event of non-payment by the customer. Principally, the Company's historical estimates of these costs have not differed materially from actual results.

Inventories - Inventory is stated at the lower of cost or market, cost being determined on the average cost basis. Writedowns for slow moving and aged merchandise are provided based on historical experience and current product demand. The Company evaluates the adequacy of the writedowns quarterly. While writedowns have been within expectations and the provisions established, the Company cannot guarantee that it will continue to experience the same level of writedowns as in the past.

DESCRIPTION OF PROPERTY

Our executive offices and an adjoining showroom are located in about 11,000 square feet of space at 15-15 132nd Street, College Point, NY 11356. This space is leased through KIM Management at a monthly rent of approximately $5,150 excluding property taxes, maintenance and utilities. The lease will terminate on February 28, 2013. Our 11,000 square foot warehouse, comprised of two adjacent spaces, is located at 18-37 through 18-39 128th Street, College Point, NY 11356 and is leased through AJ Pegno Reality at a combined monthly rental of $9,500. The lease will terminate on June 30, 2008. Rents due under our leases are subject to an approximate 3% annual increase. Our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

Employment Agreement. The Company has a two year employment agreement (the "Employment Agreement") effective as of July 1, 2004 with Jay Gelman, who is the Company's Chief Executive Officer and Chairman of its Board of Directors. The Employment Agreement provides for annual compensation of $300,000 for the first year and $350,000 for the second year. The Employment Agreement also provides for the Board of Directors to award discretionary bonuses to Mr. Gelman in an amount equal to his salary. In the event of a termination of Mr. Gelman's employment by the Company other than for Cause, as defined under the Employment Agreement, or by Mr. Gelman for Good Reason, as defined under the Employment Agreement, Mr. Gelman will be entitled to a lump sum payment equal to three times his base salary for the period from the date of termination through June 30, 2006. The Employment Agreement contains a 12-month non-compete provision effective following termination, except for termination by the Company other than for Cause, or Good Reason by Mr. Gelman. The Employment Agreement also contains customary confidentiality provisions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the Pink Sheets Electronic Quotation Service since July 2003 and traded on the OTC Bulletin Board from April 19, 2001 until July 2003. Our current trading symbol is ADTR.PK. The following table sets out the high and low closing bid prices of our common stock during the periods indicated as quoted on the OTC Bulletin Board and the Pink Sheets Electronic Quotation Service. Prices are not adjusted to reflect a one-for 44 reverse split effective on November 22, 2004, and reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

--------------------------------------------------------------------------------
           QUARTER ENDED                    BID PRICE PER SHARE
--------------------------------------------------------------------------------
               2002                      HIGH                   LOW
--------------------------------------------------------------------------------
          March 31, 2002                $4.30                  $4.05

--------------------------------------------------------------------------------
           June 30, 2002                $4.05                  $2.25

--------------------------------------------------------------------------------
        September 30, 2002              $3.22                  $1.41

--------------------------------------------------------------------------------
         December 31, 2002              $1.95                  $0.80

--------------------------------------------------------------------------------
               2003

--------------------------------------------------------------------------------
          March 31, 2003                $0.65                  $0.55

--------------------------------------------------------------------------------
           June 30, 2003                $0.25                  $0.25

--------------------------------------------------------------------------------
        September 30, 2003              $0.17                  $0.07

--------------------------------------------------------------------------------
         December 31, 2003              $0.11                  $0.11

--------------------------------------------------------------------------------
               2004

--------------------------------------------------------------------------------
          March 31, 2004                $0.25                  $0.11

--------------------------------------------------------------------------------
           June 30, 2004                $0.35                  $0.08

--------------------------------------------------------------------------------
        September 30, 2004              $0.35                  $0.06

--------------------------------------------------------------------------------

CAPITALIZATION

On November 22, 2004, 1,731,315 shares of Series A 6% Convertible Non Redeemable Preferred Stock converted into 21,126,981 shares of common stock and 403,334 shares of Series A Convertible Non Redeemable Preferred Stock, and 1,551,314 Series B Convertible Non Redeemable Preferred Stock converted into 24,679,997 shares of common stock. Included in these conversions are $32,200 liabilities payable in common stock, which are recorded on the balance sheet at September 30, 2004. These conversions are reflected in the following table, which sets forth (1) our actual capitalization as of September 30, 2004 and (2) pro forma capitalization as of September 30, 2004 after giving effect to these conversions. The table does not reflect the potential effects of exercise of warrants or the accretion of Preferred Stock Dividends from October 1, 2004 through November 22, 2004, and should be read in conjunction with our financial statements included elsewhere in this prospectus.

                                                                                     Actual     Pro-Forma
                                                                                   ----------   ----------
Long-term obligations                                                              $   51,438   $   51,438

STOCKHOLDERS' EQUITY:

   Series A 6% Convertible Non-Redeemable Preferred Stock, $.001 par value
     Authorized - 2,004,401 shares at September 30, 2004 and no pro-forma shares
     Issued and outstanding - 1,685,115 at September 30, 2004 and no pro-forma          1,685           --
        Shares

   Series A Convertible Non-Redeemable Preferred Stock, $.001 par value
     Authorized - no shares at September 30, 2004 and 10,000,000 pro-forma shares
     Issued and outstanding - no shares at September 30, 2004 and 387,139
        pro-forma shares                                                                   --          387

   Series B Convertible Non-Redeemable Preferred Stock, $.001 par value
     Authorized - 1,995,599 shares at September 30, 2004 and no pro-forma shares
     Issued and outstanding - 1,551,314 at September 30, 2004 and no
        pro-forma shares                                                                1,551           --

   Common stock, $.001 par value
     Authorized - 1,136,364 shares at September 30, 2004 and 100,000,000 pro-forma shares
     Issued and outstanding - 500,000 at September 30, 2004 and 46,159,466                500       46,159
        pro-forma shares

   Additional paid-in capital                                                       3,174,232    3,163,622

   Retained earnings                                                                  133,241      133,241
                                                                                   ----------   ----------

Total stockholders' equity                                                          3,311,209    3,343,409
                                                                                   ----------   ----------

Total capitalization                                                               $3,362,647   $3,394,847
                                                                                   ==========   ==========

Pacific Stock Transfer Company, 500 E. Warm Springs Road, Ste 240, (Telephone:
(702)-361-3033; Facsimile: (702) 433-1979) is the registrar and transfer agent for our shares of common stock.

On December 22, 2004, the shareholders' list of our shares of common stock showed 152 registered shareholders and 46,417,111 shares of common stock and 403,334 shares of Series A Convertible Non Redeemable Preferred Stock outstanding, which upon conversion will convert into 6,416,677 shares of common stock.

We have not declared any cash dividends for the last two fiscal years and in any subsequent interim period and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our shares of common stock, our intention is to retain future earnings for use in our operations and the expansion of our business.

EQUITY COMPENSATION PLAN INFORMATION

Our current Alliance Distributors Holding Inc. 2004 Stock Plan (the "Plan") was adopted by our directors on October 25, 2004 and was approved by our shareholders on October 25, 2004. No options have been granted under the Plan and no prior options are outstanding.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information as to the total remuneration paid by the Company to its Chief Executive Officer. No other officer received salary and bonus payments, other than the named individual, in excess of $100,000 for each of the last three completed fiscal years.

------------------------------------------------------------------------------
Name and Principal Position  Fiscal Year Ended    Annual Compensation Salary
                             December 31
------------------------------------------------------------------------------
Steven T. Francesco, Chief   2003                 $0
Executive Officer
------------------------------------------------------------------------------
                             2002                 $127,000
------------------------------------------------------------------------------
                             2001                 $0
------------------------------------------------------------------------------

Following the resignation of Mr. Francesco as Chief Executive Officer after February 5, 2003, the company had no Chief Executive Officer or President for the remainder of the fiscal year 2003 and no other officers or employees that were compensated in excess of $100,000 during the fiscal years ended December 31, 2001, 2002 and 2003. During the fiscal year ended December 31, 2002, the Company had three chief executive officers. Frank Drechsler served as chief executive officer until our business combination with ER LLC on June 20, 2002. Mr. Drechsler did not earn or receive any compensation for services he rendered. Following the business combination, Humbert B. Powell, III acted as chief executive officer until July 1, 2002. Mr. Powell did not earn or receive any compensation for services he rendered in such capacity. Steven T. Francesco served as chief executive officer from July 1, 2002 until February 5, 2003. From February 5, 2003 until December 31, 2003, John Gentile served as principal executive officer. Mr. Gentile did not earn or receive any compensation for services he rendered.

DIRECTOR COMPENSATION

No director is paid any compensation for his services as director.

Prior to August 30, 2004, board members were compensated for their services as director. Each member received annual compensation of $10,000 ($12,000 if acting as chairman of a committee) plus options to purchase 10,000 shares of the Company's common stock at an exercise price equal to the closing price of our common stock on the date of the grant. The options vested over a one-year period in equal quarterly amounts, so long as the director completed service for such quarter. Non-employee directors were reimbursed for reasonable expenses in connection with serving as a director and member of a committee. There were 100,000 options issued prior to June 29, 2004, all of which were cancelled pursuant to terms of the Exchange Agreement.

EMPLOYMENT AGREEMENT

Reference is made to Certain Relationships and Related Transactions describing the Company's employment agreement with Jay Gelman, the Company's Chief Executive Officer and Chairman.

                                      Index

                                                                            Page
                                                                            ----

ALLIANCE DISTRIBUTORS HOLDING INC. (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)

    Report of Independent Registered Public Accounting Firm                F - 1

    Balance Sheet as of December 31, 2003                                  F - 2

    Statement of Income for the Period from May 9, 2003
        (Inception) to December 31, 2003                                   F - 3

    Statement of Stockholders' Equity for the Period from
        May 9, 2003 (Inception) to December 31, 2003                       F - 4

    Statement of Cash Flows for the Period from May 9, 2003
        (Inception) to December 31, 2003                          F - 5 to F - 6

    Notes to Financial Statements                                F - 7 to F - 16


ALLIANCE DISTRIBUTORS HOLDING INC. (FORMERLY ESSENTIAL REALITY, INC.)

    Balance Sheet as of September 30, 2004 (Unaudited)                    F - 17

    Statements of Operations for the three and nine months
       ended September 30, 2004 and 2003 (Unaudited)                      F - 18

    Statement of Stockholders' Equity for the nine months ended
       September 30, 2004 (Unaudited)                                     F - 19

    Statement of Cash Flows for the nine months ended
       September 30, 2004 and 2003 (Unaudited)                  F - 20 to F - 21

    Notes to Financial Statements (Unaudited)                   F - 22 to F - 27

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders
Alliance Distributors Holding Inc.
(Formerly AllianceCorner Distributors Inc.)


            We have audited the accompanying balance sheet of Alliance Distributors Holding Inc. (Formerly AllianceCorner Distributors Inc.) as of December 31, 2003, and the related statements of income, stockholders' equity and cash flows for the period from May 9, 2003 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

            We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alliance Distributors Holding Inc. (Formerly AllianceCorner Distributors Inc.) as of December 31, 2003, and the results of its operations and its cash flows for the period from May 9, 2003 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


                                          /s/ Mahoney Cohen & Company, CPA, P.C.


New York, New York
February 27, 2004, except for
     Note 9 for which the dates
     are June 29, 2004 and
     July 26, 2004

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                                  Balance Sheet
                                December 31, 2003

                                 ASSETS (Note 4)
Current assets:
    Cash                                                              $  656,853
    Accounts receivable, net of allowance for doubtful
        accounts of $10,000                                              180,684
    Due from factor (Note 4)                                           1,283,854
    Inventory                                                          2,896,207
    Due from vendors                                                      14,400
    Prepaid expenses and other current assets                             42,074
                                                                      ----------
                Total current assets                                   5,074,072

Property and equipment, net (Notes 5, 6 and 7)                           423,372

Other assets                                                              18,334
                                                                      ----------
                                                                      $5,515,778
                                                                      ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable (Notes 1 and 3)                                  $4,356,341
    Capitalized lease obligations - current portion (Note 7)              15,160
    Notes payable - current portion (Note 6)                              13,170
    Accrued expenses and other current liabilities                       187,900
                                                                      ----------
                Total current liabilities                              4,572,571
Other liabilities:
    Capitalized lease obligations, net of current portion (Note 7)        20,447
    Notes payable, net of current portion (Note 6)                        38,943
    Other long-term debt (Note 1)                                        243,750
    Deferred rent obligation (Note 8)                                      4,236
                                                                      ----------
                Total other liabilities                                  307,376
Commitments and contingencies (Note 8)
Stockholders' equity:
    Common stock, no par value:
        Authorized, issued and outstanding - 300 shares                      300
    Additional paid-in capital (Note 1)                                  435,715
    Retained earnings                                                    199,816
                                                                      ----------
Total stockholders' equity                                               635,831
                                                                      ----------

                                                                      $5,515,778
                                                                      ==========

                             See accompanying notes.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                               Statement of Income
        For the Period from May 9, 2003 (Inception) to December 31, 2003

Net sales                                                            $10,513,231

Cost of goods sold (Note 3)                                            9,219,064
                                                                     -----------

Gross profit                                                           1,294,167

Selling, general and administrative expenses                           1,077,342
                                                                     -----------

Income from operations                                                   216,825

Interest expense                                                           9,009
                                                                     -----------

Income before provision for income taxes                                 207,816

Provision for income taxes                                                 8,000
                                                                     -----------

Net income - historical                                                  199,816

Pro forma adjustment (unaudited):
    Change in lieu of income taxes                                        70,970
                                                                     -----------

Pro forma net income (unaudited)                                     $   128,846
                                                                     ===========


Basic and diluted net income per common share - historical           $       .01
                                                                     ===========

Pro forma basic and diluted net income per common share              $       .01
                                                                     ===========

Basic and diluted weighted-average common shares
    outstanding                                                       24,679,997
                                                                     ===========

                             See accompanying notes.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                        Statement of Stockholders' Equity
        For the Period from May 9, 2003 (Inception) to December 31, 2003

                                            Additional               Total
                                  Common     Paid-In    Retained  Stockholders'
                                   Stock     Capital    Earnings    Equity
                                  --------   --------   --------   --------
Balance, May 9, 2003 (inception)  $     --   $     --   $     --   $     --

Issuance of common stock               300         --         --        300

Additional paid-in capital
    contribution                        --    435,715         --    435,715

Net income                              --         --    199,816    199,816
                                  --------   --------   --------   --------

Balance, December 31, 2003        $    300   $435,715   $199,816   $635,831
                                  ========   ========   ========   ========

                             See accompanying notes.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                             Statement of Cash Flows
        For the Period from May 9, 2003 (Inception) to December 31, 2003

Cash flows from operating activities:
    Net income                                                      $   199,816
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                    26,928
        Bad debt expense                                                 10,000
        Deferred rent obligation                                          4,236
        Change in assets and liabilities:
           Accounts receivable                                         (190,684)
           Due from factor                                           (1,283,854)
           Inventory                                                    203,419
           Due from vendors                                             (14,400)
           Prepaid expenses and other current assets                    (42,074)
           Accounts payable                                           1,500,465
           Accrued expenses and other current liabilities               187,900
                                                                    -----------
                Net cash provided by operating activities               601,752
                                                                    -----------

Cash flows from investing activities:
    Acquisition of property and equipment                              (130,044)
    Other assets                                                        (18,334)
                                                                    -----------
                Cash used in investing activities                      (148,378)
                                                                    -----------

Cash flows from financing activities:
    Proceeds from additional paid-in capital                            200,000
    Proceeds from notes payable                                          15,306
    Repayment of capital lease obligations                               (9,064)
    Repayment of notes payable                                           (2,763)
                                                                    -----------
                Net cash provided by financing activities               203,479
                                                                    -----------

Net increase in cash                                                    656,853

Cash, beginning of period                                                    --
                                                                    -----------

Cash, end of period                                                 $   656,853
                                                                    ===========

                             See accompanying notes.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                       Statement of Cash Flows (Concluded)
        For the Period from May 9, 2003 (Inception) to December 31, 2003

                Supplemental Disclosure of Cash Flow Information

Cash paid during the period for:
    Interest                                                        $     4,009
                                                                    ===========

      Supplemental Schedule of Non-Cash Investing and Financing Activities

Inventory financed by accounts payable                              $ 3,099,626
                                                                    ===========

Fair market value of property and equipment contributed             $   276,138
Capital lease obligations assumed                                       (27,227)
Notes payable assumed                                                   (12,896)
                                                                    -----------
Net capital contributed                                             $   236,015
                                                                    ===========

Equipment acquired under capital lease obligations                  $    17,444
                                                                    ===========

Equipment financed by note payable                                  $    26,674
                                                                    ===========

                             See accompanying notes.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 1 - The Company

      AllianceCorner Distributors Inc. ("Alliance" or the "Company") is a wholesale distributor of video games and accessories, whose operations commenced in August 2003, with a customer base substantially throughout the United States. The Company was incorporated as Alliance Partners, Inc. in May 2003 under the laws of the State of New York and financed with $200,000 of equity. In September 2003, the Company admitted a new stockholder, changed its name to AllianceCorner Distributors Inc. and purchased substantially all of the inventory of Corner Distributors, Inc. ("Corner"), a company previously managed by the new stockholder and owned by a relative of the stockholder, for $3,099,626.

      The acquisition of inventory was financed in accordance with the terms of the agreement. In December 2003, the Company and Corner agreed to extend the maturity of $243,750 of the purchase price. At December 31, 2003, approximately $1,303,000 is due to Corner, of which approximately $1,059,000 is included in accounts payable and $243,750 is long-term debt which is due and payable on June 30, 2005.

      In addition, the following net assets, previously owned by Corner, were contributed to the Company and recorded at their fair market value agreed to by the stockholders:

Fair market value of property and equipment contributed               $ 276,138
Capital lease obligations assumed                                       (27,227)
Notes payable assumed                                                   (12,896)
                                                                      ---------
Net capital contributed                                               $ 236,015
                                                                      =========

      In November 2004, the Company changed its name (see Note 9). The Company operates as a single segment.

Note 2 - Summary of Significant Accounting Policies

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in these financial statements relate primarily to bad debt reserves on accounts receivable.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

      Inventory

      Inventory consists entirely of finished goods held for sale and is reported at the lower of cost or market, on the average cost basis.

      At times, the Company makes advance payments to vendors to procure and ensure delivery of certain high demand products. Such deposits are reflected as due from vendors in the balance sheet.

      Property and Equipment

      Contributed property and equipment is recorded at fair market value. Purchased property and equipment is recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred. Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased assets at the inception of the lease. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated lives of the related assets using the straight-line method. The estimated useful lives for significant property and equipment categories are as follows:

             Vehicles                               4 years
             Warehouse equipment                    3 to 7 years
             Office furniture and equipment         3 to 7 years
             Leasehold improvements                 5 to 10 years

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

      Impairment of Long-Lived Assets

      The Company follows Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets, including property and equipment, be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The Company assesses its assets for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and records impairment losses when this amount is less than the carrying amount. Impairment losses are recorded for the excess of the assets' carrying amount over their fair value, which is generally determined based on the estimated future discounted cash flows over the remaining useful life of the asset using a discount rate determined by management at the date of the impairment review. Management believes at this time that the carrying value and useful life of long-lived assets continue to be appropriate.

      Revenue Recognition

      The Company recognizes sales upon shipment of products to customers as title and risk of loss pass upon shipment and collectibility is reasonably assured. Provisions for estimated discounts and rebates to customers, estimated returns and allowances and other adjustments are provided for in the same period the related sales are recorded.

      Income Taxes

      The Company, with the consent of its stockholders, elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code and the corresponding provisions of New York State Tax laws. Under the aforementioned provisions, corporate income or loss and any tax credits earned are included in the stockholders' individual federal and state income tax returns. Accordingly, no provision has been made for federal income taxes for the period from May 9, 2003 (inception) to December 31, 2003.

      The Company is subject to New York State S corporation taxes and New York City corporate income taxes. The provision for income taxes comprises state and local taxes.

      The pro forma adjustment included in the statement of income gives effect to a charge in lieu of income taxes that would have been included in the provision for income taxes had the Company, which elected S corporation status, been taxed as a C corporation.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

      Shipping and Handling Costs

      The Company includes shipping and handling costs in selling, general and administrative expense. For the period from May 9, 2003 (inception) to December 31, 2003, the Company incurred approximately $144,000 of such costs.

      Advertising Expenses

      Advertising expenses are charged to operations in the period in which they are incurred. Advertising expenses for the period from May 9, 2003 (inception) to December 31, 2003 were approximately $5,000.

      Fair Value of Financial Instruments

      The carrying amounts of significant financial instruments, which includes accounts receivable, accounts payable and accrued expenses, approximated fair value as of December 31, 2003 due to their short-term maturities. Advances from the factor and long-term debt approximate fair value due to their variable interest rate.

      Comprehensive Income

      SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2003, the Company has no items that represent other comprehensive income.

      Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. The weighted average number of common and common equivalent shares outstanding only reflects the exchange of common stock for Preferred Stock (see Note 9) and the 1 for 44 stock split, which occurred in November 2004, as no stock options or warrants have been issued.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

      Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 requires that a variable interest entity be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements apply to the first fiscal year or interim period ending after March 31, 2004. The Company believes the adoption of FIN 46 will not affect its financial position or results of operations.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No.133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company does not expect adoption of SFAS No. 149 to have an impact on the financial statements as the Company does not engage in derivative or hedging activity.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). The adoption of SFAS No. 150 will not have an impact on the Company's reported financial position or results of operations.

Note 3 - Concentrations of Credit Risk and Major Suppliers

      Cash

      The Company maintains cash balances at two banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 3 - Concentrations of Credit Risk and Major Suppliers (Continued)

      Accounts Receivable

      Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base, thus spreading the trade credit risk. The Company controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable. Credit losses have been within management's expectations.

      Major Suppliers

      Other than the purchase of inventory acquired from Corner (see Note 1), for the period from May 9, 2003 (inception) to December 31, 2003, two suppliers accounted for approximately 22% of purchases. The Company believes that it does not have an economic dependence upon these vendors as alternative means of sourcing are available. At December 31, 2003, the amount due to these suppliers was approximately $856,000 and is included in accounts payable on the accompanying balance sheet.

Note 4 - Due from Factor

      In December 2003, the Company entered into a factoring arrangement with a commercial factor. The Company sells a substantial portion of its trade receivables up to maximum credit limits established by the factor for each individual account. Receivables sold in excess of these limitations are subject to recourse in the event of non-payment by the customer. Under the terms of the agreement, the Company pays interest at the prime lending rate plus 1.5% (5.5% at December 31, 2003) for advances made prior to the collection of the factored accounts receivable. At December 31, 2003, factor advances of approximately $1,100,000 were offset against amounts due from the factor.

      Substantially all of the Company's assets have been pledged as collateral under the factoring agreement.

      Under the terms of the agreement, the Company is required to maintain a specified level of net worth, as defined. At December 31, 2003, the Company is in compliance with this covenant.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 5 - Property and Equipment

Property and equipment consists of:

Leasehold improvements                                                  $226,754
Office furniture and equipment                                            51,913
Warehouse equipment                                                       73,663
Vehicles                                                                  51,630
Equipment under capital leases                                            46,340
                                                                        --------
                                                                         450,300
Less:  Accumulated depreciation and
   amortization                                                           26,928
                                                                        --------
                                                                        $423,372
                                                                        ========

Note 6 - Notes Payable

      The Company financed the acquisition of certain equipment with notes payable. The notes are secured by related equipment and require total monthly payments of $1,201 including principal and interest. The interest rates of notes range from 0% to 5.5%.

      At December 31, 2003, maturities of notes payable for each of the next five years are as follows:

              Year Ending
             December 31,
             ------------

                  2004                                         $13,170
                  2005                                          13,611
                  2006                                          12,467
                  2007                                           8,125
                  2008                                           4,740
                                                               -------
                                                               $52,113
                                                               =======

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 7 - Capitalized Lease Obligations

Capitalized lease obligations consist of:

 Capitalized lease obligations payable in various monthly
    installments totalling $1,395, including principal and interest through June 2006, bearing interest at 5.5%. The leases are secured by equipment with a net book value of approximately
    $40,000 at December 31, 2003                                         $35,607

 Less:  Current portion                                                   15,160
                                                                         -------

                                                                         $20,447
                                                                         =======

      Minimum future lease payments under the capital leases as of December 31, 2003 are as follows:

              Year Ending
             December 31,
             ------------

                  2004                                              $16,691
                  2005                                               15,168
                  2006                                                6,086
                                                                    -------
             Total minimum lease payments                            37,945
             Less:  Amount representing interest                      2,338
                                                                    -------
             Present value of net minimum lease payment             $35,607
                                                                    =======

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 8 - Commitments and Contingencies

      Leases

      The Company leases showroom, office and warehouse space and various equipment under operating leases expiring from 2005 through 2013. The future minimum lease payments, excluding escalation charges, are as follows:

              Year Ending
             December 31,
             ------------

                  2004                                         $  179,000
                  2005                                            185,000
                  2006                                            186,000
                  2007                                            188,000
                  2008                                            131,000
              Thereafter                                          311,000
                                                               ----------
                                                               $1,180,000
                                                               ==========

      In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," non-cancellable operating leases with scheduled rent increases require that rent expense be recognized on a straight-line basis over the lease term. Rent expense for the period from May 9, 2003 (inception) to December 31, 2003 includes approximately $4,000 which relates to the amortized portion of the scheduled rent increases. At December 31, 2003, an obligation of approximately $4,000 representing future deferred rent payments is reflected in the accompanying balance sheet.

      Total rent expense charged to operations for the period from May 9, 2003 (inception) to December 31, 2003 was approximately $46,000.

      Contingent Bonus

      Pursuant to an agreement among the stockholders, one of the stockholders is entitled to a bonus contingent upon the Company's earnings. In any calendar year through December 31, 2008, if the Company achieves a certain level of earnings, the stockholder will receive a bonus as defined in the agreement. For the period from May 9, 2003 (inception) to December 31, 2003, no bonus has been earned.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                   (FORMERLY ALLIANCECORNER DISTRIBUTORS INC.)
                          Notes to Financial Statements

Note 9 - Subsequent Event

      On June 29, 2004, Alliance and Essential Reality, Inc. ("Essential"), an SEC registrant, completed a reverse acquisition pursuant to a Share Exchange Agreement (the "Exchange Agreement") whereby the stockholders of Alliance exchanged 300 shares of common stock for 1,551,314 shares of Essential's Series B Convertible, Non-Redeemable Preferred Stock. The transaction was accounted for as a reverse acquisition as of June 30, 2004 and the pre-acquisition financial statements of Alliance are treated as historical financial statements of the combined companies. As the transaction was accounted for as a reverse acquisition into a public shell, no goodwill will be recorded and the costs incurred will be accounted for as a reduction of additional paid-in capital. The net monetary liabilities of Essential assumed in the transaction were approximately $153,000.

      As part of the Exchange Agreement, Essential was required to raise funds to complete the transaction. Essential offered 1,124,767 shares of Series A 6% Convertible Non Redeemable Preferred Shares (the "Series A Preferred Shares"), through a private placement offering ("PPO"). The PPO resulted in gross proceeds of $4,000,000 and net proceeds to Essential of $3,799,500 less $915,329 for payments of the Essential's liabilities leaving a balance of $2,884,171. At the same time, substantially all outstanding debt of the Essential was extinguished through either conversion into an aggregate of 452,202 Series A Preferred Shares or through cash payments.

      The stockholders of Alliance, after giving effect to all the transactions in the Exchange Agreement, which include the conversion of all Series A and Series B Preferred Stock and a 1 for 44 reverse split, will own 24,679,997 shares of common stock of Essential, or 48%. Additionally, holders of Essential's Series A 6% Convertible, Non-Redeemable Preferred Stock, who collectively own the right to vote approximately 16% of common stock, have granted an irrevocable proxy to vote their shares in all matters to the Chief Executive Officer of Alliance, thereby giving the stockholders of Alliance, in the aggregate, the power to vote approximately 64% of the common stock and control Essential.

      Following the transaction, the Company changed its name to Alliance Distributors Holding Inc.

      On July 26, 2004, the Chief Executive Officer of Alliance signed an employment agreement for two years with annual compensation of $300,000 per year for the first year and $350,000 for the second year, and at the discretion of the Board of Directors, bonuses equal to his salary. In addition, he will receive a monthly car allowance in the amount of $750 per month and stock options in amounts and terms to be determined by the Board of Directions upon the adoption of the Essential 2004 Stock Option Plan.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                            BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2004

                                     ASSETS
Current Assets
   Cash                                                                             $  966,492
   Accounts receivable, net of allowance for doubtful accounts                         988,704
   Inventories                                                                       3,031,657
   Due from vendors                                                                    277,173
   Prepaid expenses and other current assets                                            91,616
                                                                                    ----------
                                      Total current assets                           5,355,642

Equipment and improvements, net of accumulated depreciation                            430,926
         and amortization
Other assets                                                                            21,556
                                                                                    ----------
                                     Total assets                                   $5,808,124
                                                                                    ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                                                  $2,043,101
  Due to factor                                                                        151,450
  Current portion of long term obligations                                             122,460
  Accrued expenses and other current liabilities                                        96,266
  Liabilities payable in common stock                                                   32,200
                                                                                    ----------
                                     Total current liabilities                       2,445,477

Long term obligations                                                                   51,438
                                                                                    ----------
                                     Total liabilities                               2,496,915
Commitments and contingencies

Stockholders' equity:
     Series A 6% Convertible Non-Redeemable Preferred Stock                              1,685
        $.001 par value; 2,004,401 shares authorized, 1,685,115
         issued and outstanding (aggregate liquidation preference
        $5,996,811)

     Series B Convertible Non-Redeemable Preferred Stock                                 1,551
        $.001 par value; 1,995,599 shares authorized, 1,551,314
         issued and outstanding (aggregate liquidation preference
        $5,552,678)

     Common stock, $0.001 par value; 1,136,364 shares authorized;                         500
         500,000 issued and outstanding
     Additional paid-in capital                                                      3,174,232
    Retained Earnings                                                                  133,241
                                                                                    ----------
                                       Total stockholders' equity                    3,311,209
                                                                                    ----------
                                       Total liabilities and stockholders' equity   $5,808,124
                                                                                    ==========

                       See notes to financial statements

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            Three Months Ended                  Nine Months Ended
                                                             September 30,                        September 30,
                                                        2004              2003(1)           2004              2003(1)
                                                  ---------------    ---------------    ---------------    ---------------
Sales                                             $     6,924,181    $       352,710    $    20,200,199    $       352,710

Cost of sales                                           5,966,406            334,184         17,363,624            334,184
                                                  ---------------    ---------------    ---------------    ---------------

Gross profit                                              957,775             18,526          2,836,575             18,526

Selling, general and administrative expenses              980,454             74,977          2,704,112             74,977
                                                  ---------------    ---------------    ---------------    ---------------

Income (loss) from operations                             (22,679)           (56,451)           132,463            (56,451)

Interest expense                                           20,444                 64             81,052                 64
                                                  ---------------    ---------------    ---------------    ---------------

Income (loss) before provision for income taxes           (43,123)           (56,515)            51,411            (56,515)

Provision for income taxes                                     --                 --             11,167                 --
                                                  ---------------    ---------------    ---------------    ---------------

Net income (loss)                                         (43,123)           (56,515)            40,244            (56,515)
                                                  ---------------    ---------------    ---------------    ---------------
Preferred stock dividends                                 105,977                 --            106,819                 --
                                                  ---------------    ---------------    ---------------    ---------------

Net loss available to common shareholders         $      (149,100)   $       (56,515)   $       (66,575)   $       (56,515)
                                                  ===============    ===============    ===============    ===============

Net loss per share - Basic                        $            --    $            --    $            --    $            --
                                                  ===============    ===============    ===============    ===============
Net loss per share - Diluted                      $            --    $            --    $            --    $            --
                                                  ===============    ===============    ===============    ===============

Dividends per share                               $            --    $            --    $            --    $            --
                                                  ===============    ===============    ===============    ===============

NUMBER OF WEIGHTED AVERAGE SHARES - BASIC            51,988,643        24,679,997          33,948,989          24,679,997

NUMBER OF WEIGHTED AVERAGE SHARES - DILUTED          51,988,643        24,679,997          33,948,989          24,679,997

(1) The three and nine months ended September 30, 2003 includes the results from August 11, 2003, the date of commencement of operations.

                       See notes to financial statements

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                 STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

                                          Preferred Stock A            Preferred Stock B                   Common Stock
                                   --------------------------------------------------------------------------------------------
                                       Shares         Amount         Shares          Amount          Shares            Amount
                                   -----------     -----------     -----------     -----------     -----------      -----------
Balance, January 1, 2004                    --     $        --              --     $        --             300      $       300

Exchange of Alliance
  shares for Essential shares               --              --       1,551,314           1,551            (300)            (300)

Essential shareholders' shares
  prior to reverse acquisition              --              --              --              --          422,457             422

Issuance of shares in exchange
  for Essential debt                   452,202             452              --              --           77,543              78

Essential's debt and
  liabilities assumed                       --              --              --              --              --               --

Proceeds from PPO, net of
  cash issuance costs                1,124,767           1,125              --              --              --               --

Shares issued to placement
  agent of PPO                         108,146             108              --              --              --               --

Merger Expenses                             --              --              --              --              --               --

Net income                                  --              --              --              --              --               --

Preferred stock dividend                    --              --              --              --              --               --

                                   -----------     -----------     -----------     -----------     -----------      -----------
Balance, September 30,2004           1,685,115     $     1,685       1,551,314     $     1,551        500,000      $      500
                                   ===========     ===========     ===========     ===========     ===========      ===========

                                    Additional                           Total
                                    Paid In          Retained        Stockholders'
                                    Capital          Earnings           Equity
                                   -----------      -----------      -----------
Balance, January 1, 2004           $   435,715      $   199,816      $   635,831

Exchange of Alliance
  shares for Essential shares           (1,251)              --               --

Essential shareholders' shares
  prior to reverse acquisition            (422)              --               --

Issuance of shares in exchange
  for Essential debt                      (530)              --               --

Essential's debt and
  liabilities assumed               (1,067,898)              --       (1,067,898)

Proceeds from PPO, net of
  cash issuance costs                3,798,375               --        3,799,500

Shares issued to placement
  agent for PPO                           (108)              --               --

Merger expenses                        (96,468)              --          (96,468)

Net income                                  --           40,244           40,244

Preferred stock dividend               106,819         (106,819)              --

                                   -----------      -----------      -----------
Balance,September 30, 2004         $ 3,174,232      $   133,241      $ 3,311,209
                                   ===========      ===========      ===========

                       See notes to financial statements

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                       STATEMENT OF CASH FLOWS (UNAUDITED)

                                                         Nine months ended September 30,
                                                             2004            2003 (1)
                                                         -----------      -----------
CASH FLOWS USED IN OPERATING ACTIVITIES:
    Net income (loss)                                    $    40,244      $   (56,515)
    ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO
    NET CASH USED IN OPERATING ACTIVITIES:
        Deferred Rent                                         10,021               --
        Depreciation and amortization                         58,081            1,255
        CHANGES IN ASSETS AND LIABILITIES:
           Accounts receivable                              (808,020)        (143,677)
           Inventories                                      (135,450)        (286,975)
           Due from vendors                                 (262,773)         (54,821)
           Prepaid expenses and other current assets         (22,110)         (18,883)
           Accounts payable                               (2,360,738)         362,199
           Due from/to factor, net                         1,435,304               --
           Accrued expenses and other current
              liabilities                                   (252,417)             551
                                                         -----------      -----------
        Net cash used in operating activities             (2,297,858)        (196,866)
                                                         -----------      -----------

CASH FLOWS USED IN INVESTING ACTIVITIES:
    Purchase of equipment                                    (65,635)         (22,202)
    Increase in other Assets                                  (3,222)         (10,367)
    Payments for pre-acquisition liabilities                (915,329)              --
                                                         -----------      -----------
    Net cash used in investing activities                   (984,186)         (32,569)
                                                         -----------      -----------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
    Proceeds from sale of securities                       4,000,000               --
    Payments for issuance costs                             (200,500)              --
    Payments for merger costs                                (35,988)              --
    Repayment of long-term obligations                      (171,829)         (37,624)
    Capital contribution                                          --          200,000
    Proceeds from line-of-credit                                  --          232,000
                                                         -----------      -----------

        Net cash provided by financing activities          3,591,683          394,376
                                                         -----------      -----------
NET INCREASE IN CASH                                         309,639          164,941

CASH, beginning of period                                    656,853               --
                                                         -----------      -----------
CASH, end of period                                      $   966,492      $   164,941
                                                         ===========      ===========

(1) The nine months ended September 30, 2003 include the results from August 11, 2003, the date of commencement of operations.

                       See notes to financial statements

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                 STATEMENT OF CASH FLOWS (CONTINUED) (UNAUDITED)

                                                            Nine months ended September 30,
                                                                2004            2003(1)
                                                             -----------     -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Interest paid                                            $    81,052     $        63
                                                             ===========     ===========
    Income tax paid - S Corporation related taxes            $    19,222     $        --
                                                             ===========     ===========
NON-CASH INVESTING AND FINANCING ACTIVITIES
 Inventory financed by accounts payable                      $        --     $ 3,099,626
                                                             ===========     ===========

 Fair market value of property and equipment contributed     $        --     $   276,138
 Capitalized lease obligations assumed                       $        --         (27,277)
 Notes payable assumed                                       $        --         (12,896)
                                                             -----------     -----------
 Net capital contributed                                     $        --     $   236,015
                                                             ===========     ===========
 Equipment acquired under capital lease obligations          $        --     $    17,444
                                                             ===========     ===========
 Equipment financed by note payable                          $        --     $    26,674
                                                             ===========     ===========
Issuance of Series A 6% Preferred Stock                      $   385,000     $        --
 to placement agent                                          ===========     ===========

 Liabilities assumed                                         $ 1,067,898     $        --
                                                             ===========     ===========
 Series A 6% Preferred Stock dividend accrued                $   106,819     $        --
                                                             ===========     ===========
 Merger costs accrued                                        $    60,480     $        --
                                                             ===========     ===========

(1) The nine months ended September 30, 2003 include the results from August 11, 2003, the date of commencement of operations.

                       See notes to financial statements

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                         SEPTEMBER 30, 2004 (UNAUDITED)

1. BASIS OF PRESENTATION, ORGANIZATION AND OTHER MATTERS

On June 17, 2004, Essential Reality, Inc., referred to herein as the registrant,"Essential" or the "Company," entered into a Share Exchange Agreement (the "Exchange Agreement") with Jay Gelman, Andre Muller and Francis Vegliante, who were the sole shareholders (the "Shareholders") of AllianceCorner Distributors Inc., a New York corporation ("Alliance"). Alliance had no prior affiliation with the Company and commenced operations in August 2003. Pursuant to the Exchange Agreement, the Company on June 29, 2004 acquired all the outstanding capital stock of Alliance from the Shareholders in exchange for 1,551,314 Series B Convertible Non Redeemable Preferred Shares ("Series B Preferred Shares"). As a result of the acquisition, the business of Alliance is the Company's only business. The transaction was accounted for as a reverse acquisition as of June 30, 2004 and the pre-acquisition financial statements of Alliance are treated as historical financial statements of the combined companies. As the transaction was accounted for as a reverse acquisition into a public shell, no goodwill has been recorded and the costs incurred have been accounted for as a reduction of additional paid-in capital. As a result of the reverse acquisition: (i) the historical financial statements of the Company for periods prior to the date of the transaction are not presented and (ii) because Alliance is the accounting acquirer, the Company's historical stockholders' equity is not carried forward to the merged company as of June 30, 2004. The net monetary liabilities of the Company assumed in the transaction were approximately $153,000 after payments of approximately $915,000 (See Note 4).

The name of AllianceCorner Distributors, Inc. was changed to Alliance Distributors Holding, Inc. after the acquisition and the Company does business under that name.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. In the opinion of management, all material adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited condensed financial statements.

The results of operations for the interim periods are not necessarily indicative of the results that maybe expected for the full year ending December 31, 2004.

NATURE OF BUSINESS

Essential Reality, LLC ("ER, LLC") was formed as Freedom Multimedia, LLC in the state of Delaware on July 9, 1998 and began active operations on June 1, 1999. The Company changed its name to ER, LLC on December 29, 1999. On June 20, 2002, ER, LLC completed a business combination (recapitalization) with JPAL, Inc. ("JPAL"), a Nevada Corporation (the "Transaction") whereby, all of the members of ER, LLC contributed their membership interests in ER, LLC to JPAL in exchange for shares of the JPAL's common stock. Following the Transaction, JPAL changed its name to Essential Reality, Inc.

On November 6, 2003 the Board of Directors of the Company resolved to discontinue the sales of the P5(TM) Unit, a virtual controller, because of the lack of capital and the ability to raise additional funds and resolved to pursue the Exchange Agreement with Alliance, a privately held wholesale distributor of interactive video games and gaming products.

PRIVATE PLACEMENT OFFERING

As part of the Exchange Agreement with Alliance, the Company was required to raise funds to complete the transaction. The Company offered 1,124,767 shares of Series A 6% Convertible Non Redeemable Preferred Shares (the "Series A Preferred Shares"), through a private placement offering ("PPO"). The PPO resulted in gross proceeds of $4,000,000 and net proceeds to the Company of $3,799,500 less $915,329 for payments of the Company's liabilities leaving a balance of $2,884,171, which was transferred to the Company by the escrow agent as of July 1, 2004. At the same time, substantially all outstanding debt of the Company was extinguished through either conversion into an aggregate of 452,202 Series A Preferred Shares or through cash payments. (See Note 4)

Sunrise Securities Corp. ("Sunrise") acted as the placement agent in connection with the PPO and received (a) an $8,500 nonrefundable retainer fee; and (b) a commission consisting of 108,146 shares of Series A Preferred Shares and 5 year warrants due June 29, 2009 to purchase 1,564,096 shares of common stock at an exercise price of $.22 per share on a post reverse split basis. (see Stockholders' Equity section).

STOCKHOLDER'S EQUITY

Each share of common stock entitles the holder thereof to one vote on each matter that may come before a meeting of the shareholders. Each Series A Preferred Share and each Series B Preferred Share entitles the holder to 15.9090 votes, and votes as one class with the common stock.

Certain holders of Series A Preferred Shares (the "Proxy Grantors") have granted to Jay Gelman an irrevocable proxy (the "Voting Proxy") to vote 533,334 Series A Preferred Shares owned by them and any shares of common stock into which such Series A Preferred Shares are converted. After conversion, the Series A Preferred Shares owned by the Proxy Grantors will be entitled in the aggregate to 8,484,815 votes.

In the Exchange Agreement, the Shareholders agreed to vote their Series B Preferred Shares in favor of an amendment to the Company's Articles of Incorporation that would increase the number of authorized shares of common stock from 50,000,000 to 4,400,000,000 (the "Amendment"), and in favor of a simultaneous reverse split of the common stock on the basis of one share for forty-four shares to 100,000,000 authorized shares (the "Reverse Split"). The Company filed a Schedule 14C relating, in part, to the adoption of the Amendment and the Reverse Split with the Securities and Exchange Agreement on October 26, 2004 in accordance with the requirements of Regulation 14C under the Act. (See
Item 4) These actions will not become effective before November 22, 2004, the 21st day following the date the Company sent an information statement relating to these actions to security holders entitled to vote. All share and per share data included in these financial statements have been adjusted for the split.

The Series A Preferred Shares are entitled on conversion to a dividend in kind, i.e., in Series A Preferred Shares, accruing at the rate of 6% per annum from June 29, 2004 until the effectiveness of the Amendment.

The Series A Preferred Shares are convertible into 26,808,648, shares of post reverse split common stock. The Series B Preferred Shares are convertible into 24,679,997 shares of post reverse split common stock. The warrant issued to Sunrise Securities Corp. is exercisable into 1,564,096 shares of common stock.

The adoption of the Amendment and the Reverse Split will result in the automatic conversion of each Series A Preferred Share and each Series B Preferred Share into 15.91 shares of post-split common stock. However, Series A Preferred Shares owned by a holder will not be converted into common stock if and so long as a result of conversion the holder would beneficially own in excess of 4.999% or 9.999% of the issued and outstanding shares, respectively. Any Series A Preferred Shares not converted into the Company's common stock due to the operation of this restriction (the "4.999% Restriction") will no longer be entitled to the 6% dividend referred to above.

The shares of the Company's common stock underlying the Series A Preferred Shares and Series B Preferred Shares are entitled to registration rights.

After giving effect to the transactions contemplated by the Exchange Agreement, the Reverse Split and the PPO and to the conversion of all Series A Preferred Shares and Series B Preferred Shares, but not giving effect to warrants issued to the Placement Agent in connection with the PPO and to the 4.999% Restriction, the former shareholders of Alliance collectively own 24,679,997 shares of common stock, or approximately 48% of the outstanding common stock of the Company, investors in the PPO own approximately 18,685,005 shares of common stock ,or approximately 36% of the outstanding common stock of the Company, investors converting outstanding debt in the PPO own 6,135,007 shares of common stock, or approximately 12% of the outstanding common stock of the Company, the Placement Agent owns 1,720,505 shares of common stock, or approximately 3% of the outstanding common stock of the Company and shareholders who owned the approximately 22,000,000 pre-split shares outstanding prior to PPO own approximately 500,000 post-split shares of common stock, or approximately 1% of the outstanding common stock of the Company. Investors in the PPO paid the equivalent of $.005 per share of common stock on an as converted pre-split basis ($.22 on a post-split basis).

In connection with the Exchange Agreement, the former shareholders of Alliance have agreed not to dispose of any of their Series B Preferred Shares (or any of their shares of the Company's common stock received by them upon conversion of the Series B Preferred Shares) for a period of one year from the closing of the Exchange Agreement.

The three former Shareholders of Alliance each own 517,105 Series B Preferred Shares representing 15.8% of the Company's total voting power (the total number of votes that can be cast by the outstanding common stock, Series A Preferred Shares and Series B Preferred Shares). Mr. Gelman, based on his Series B Preferred Shares and his voting rights pursuant to the Voting Proxy, has 31.9% of the Company's total voting power. The Shareholders in the aggregate have approximately 63% of the Company's total voting power and control the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVENTORY

Inventory consists entirely of finished goods held for sale and is reported at the lower of cost or market, on the average cost basis. At times, Alliance makes advance payments to vendors to procure and ensure delivery of certain high demand products. Such deposits are reflected as due from vendors in the balance sheet.

EQUIPMENT AND IMPROVEMENTS

Contributed equipment is recorded at fair market value. Purchased equipment and improvements are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. When equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated lives of the related assets using the straight-line method. The estimated useful lives for equipment and improvements categories are as follows:

        Vehicles                           4 years
        Warehouse equipment                3 to 7 years
        Office furniture and equipment     3 to 7 years
        Leasehold improvements             5 to 10 years


REVENUE RECOGNITION

The Company recognizes sales upon shipment of products to customers as title and risk of loss pass upon shipment and collectibility is reasonably assured. Provisions for estimated discounts and rebates to customers, estimated returns and allowances and other adjustments are provided for in the same period the related sales are recorded.

INCOME TAXES

At December 31, 2003 Essential had pre-acquisition unused net operating loss carryforwards of approximately $7,500,000 for purposes that maybe applied against future taxable income and that, if unused, expire 2023. The Company will evaluate its net operating loss carryforward availability and determine whether a tax provision is required at year-end. As a result of the Exchange Agreement, the Company believes it has undergone a change in control. Utilization of the net operating loss carryforwards will be subject to a substantial annual limitation due to the ownership change and limitations provided by the Internal Revenue Code of 1986. The annual limitations may result in the expiration of net operating loss carryforwards before utilization.

Alliance was a Subchapter S Corporation and accordingly, no provision has been made for federal income taxes for the periods prior to June 29, 2004. Effective June 29, 2004, Alliance is subject to federal income taxes. A deferred tax asset, which would consist primarily of an NOL for Alliance at September 30, 2004, has not been recorded because the likelihood of realization is uncertain.

NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income
(loss) by the weighted average number of common and common equivalent shares outstanding during the period. Common shares outstanding assume the conversion of Series A and B Preferred Shares into 15.9090 post-split shares of Common Stock. Common equivalents which would include the conversion of Sunrise's warrants have not been included as their effect would be anti-dilutive for the three and nine months ending September 30, 2004. No stock options have been issued.

3. DUE TO FACTOR

In December 2003, Alliance entered into a factoring arrangement with a commercial factor. Alliance sells a substantial portion of its trade receivables up to maximum credit limits established by the factor for each individual account. Receivables sold in excess of these limitations are subject to recourse in the event of non-payment by the customer. Under the terms of the agreement, Alliance pays interest at the prime lending rate plus 1.5% (6.25% at September 30, 2004) for advances made prior to the collection of the factored accounts receivable. At September 30, 2004 advances of approximately $1,004,000 were offset against amounts due to the factor.

Substantially all of Alliance's assets have been pledged as collateral under the factoring agreement.

Under the terms of the agreement, Alliance is required to maintain a specified level of net worth, as defined. At September 30, 2004, Alliance is in compliance with this covenant.

Subsequently, on November 11, 2004, the factoring agreement was replaced with a new Financing Agreement. (See Note 8)

4. SETTLEMENT OF ESSENTIAL'S PRE-ACQUISITION LIABILITIES

OUTSTANDING LIABILITIES TO VENDORS, RELATED PARTIES, EMPLOYEES AND OTHER

The outstanding Company liabilities to vendors, related parties, employees and others, were resolved as follows as a result of the Exchange Agreement:

                      OUTSTANDING AT
                    JUNE 28, 2004 PRIOR                        CONVERTED TO    RELEASE OF UNPAID
                   TO EXCHANGE AGREEMENT       PAID              STOCK             BALANCE
                   ---------------------     ----------        ----------      -----------------
Accounts payable         $1,567,987*         $  468,583         $   54,250         $1,045,154
Related parties             503,699              19,035                 --            484,664
Employees                   201,011              43,382             73,850             83,779
Other                       126,870             120,000                 --              6,870
                         ----------          ----------         ----------         ----------
Total                    $2,399,567          $  651,000         $  128,100         $1,620,467
                         ==========          ==========         ==========         ==========

* Net of $47,498 remaining in Accounts payable at June 30, 2004.

SECURED CONVERTIBLE DEBENTURE:

As of June 30, 2004, pursuant to the Exchange Agreement and the PPO, the debenture holders agreed to convert the outstanding principal in the amount of $1,000,000 into 80,285 Series A 6% Convertible Non Redeemable Preferred Stock and provided a release for the accrued interest in the amount of $119,593.

NOTES PAYABLE:

As of June 30, 2004, pursuant to the Exchange Agreement and the PPO, note holders with outstanding principal in the amount of $2,366,285 agreed to receive $264,330 in cash, converted $1,562,551 of principal into 355,063 Series A 6% Convertible Non Redeemable Preferred Stock and provided a release for $539,404 in principal and accrued interest in the amount of $333,396.

5. LIABILITIES TO BE PAID IN COMMON STOCK

As of September 30, 2004 pursuant to the Exchange Agreement the Company will issue 110,000, post-split, common stock for services rendered in the amount of $32,200.

6. WARRANTS

Pursuant to the PPO, the Company issued Sunrise 5 year warrants due June 29, 2009 to purchase 1,564,096 shares of common stock with an exercise price of $0.22 per share on a post-reverse split basis.

In addition, the Company has outstanding 3 year warrants due June 20, 2005 with an exercise price of $57.20 to purchase 7,528 post-reverse split common stock issued to the financial consultants associated with the JPAL deal on June 20, 2002.

Subsequently, on November 11, 2004, in connection with the new Financing Agreement, the Company issued warrants to purchase 500,000 shares of post-reverse split common stock at $0.10 per share. (See Note 8)

7. LITIGATION

On August 19, 2004 a complaint was filed by Radio Wave LLC ("Plaintiff"), in the Supreme Court of the State of New York, County of New York, against ER, LLC, Essential and David Devor, a former officer and a current employee of the Company, for rent, additional rent, cost and fees relating to premises formerly occupied by the Company. Plaintiff seeks to recover $150,416 for the period up to August 31, 2004, plus additional amounts to be determined by the Court for the period subsequent to August 31, 2004. Plaintiff also seeks to recover $50,000 in expenses and attorney fees plus additional amounts to be determined by the Court. The Company believes that the suit is without merit and intends to vigorously defend its position.

8. SUBSEQUENT EVENT

On November 11, 2004, Alliance entered into a Financing Agreement which replaces the factoring agreement with Rosenthal & Rosenthal Inc. ("Rosenthal"). Under the Agreement, Rosenthal may in its discretion lend up to $5 million to Alliance based on eligible inventory and receivables. All borrowings are due on demand, are secured by substantially all of the assets of Alliance and are subject to the Company's compliance with certain financial covenants. The Agreement terminates November 30, 2007 unless terminated by Rosenthal on 30 days' notice. Interest on outstanding borrowings is payable at a variable rate per annum, equal to the prime rate (but not less than 4.75 percent) plus 2.00 percent (7.25 percent as of December 22, 2004). The Company's CEO and the Company's President signed limited guaranties in respect of borrowings under the Agreement. In connection with the Agreement, the Company issued to Rosenthal a warrant (the "Warrant") to purchase 500,000 shares of common stock at $0.10 per share. All share and dollar amounts give effect to the proposed 1 for 44 reverses split of common stock that is referred to in the Company filing on Form 14C on October 26, 2004. The Company expects to record deferred financing costs of approximately $110,000 in the fourth quarter, representing the fair value of the warrants, which will be amortized over the life of the financing agreement.

The Warrant expires on November 30, 2010. On notice by the Company the Warrants will expire earlier if the closing price of the common stock during a period designated in the Warrants is not less than $0.40 per share. The Warrants may be exercised for cash or on a cashless basis (i.e., by deducting from the number of shares otherwise issuable on exercise a number of shares that have a then market value equal to the exercise price).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Previously disclosed on the Company's reports on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003 and July 14, 2004.

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees                                                $1,763.54

Printing and engraving expenses                                         $1,000

Accounting fees and expenses                                           $10,000

Legal fees and expenses                                                $20,000

Transfer agent and registrar fees                                       $1,000

Fees and expenses for qualification under state                             $0
securities laws

Miscellaneous                                                           $1,000

Total                                                               $34,763.54

RECENT SALES OF UNREGISTERED SECURITIES

On June 20, 2002, JPAL consummated a business combination with Essential Reality, LLC, a Delaware limited liability company ("ER LLC"). Pursuant to the terms of the transaction, all of the members of ER LLC contributed their membership interests in ER LLC to JPAL in exchange for an aggregate of the share equivalent of 383,518 shares of common stock of the Company. In connection with the issuance of these shares of common stock, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

JPAL issued $1,500,000 bridge loans during the year ended 2001 and $1,825,000 bridge loans during the first two quarters ended June 30, 2002 ("bridge loans"). JPAL issued two year warrants to all bridge note holders, all of which expired on June 20, 2004, without any such warrants having been exercised by any of the note holders. Essential Reality LLC assumed $2,517,070 of the bridge loans (the "notes payable") pursuant to an Assignment and Transfer Agreement between Essential Reality LLC and the holders of the bridge loans upon the consummation of the merger transaction between Essential Reality LLC and JPAL, the predecessors of Essential Reality, Inc.

Of the total $2,517,070 notes payable, $550,000 were paid off in cash during the second quarter of 2002, and $250,000 were converted into the share equivalent of 4,941 shares of common stock during the third quarter of 2002.

Of the $1,717,070 notes payable balance, (i) $980,734 was owed to the following 14 noteholders: 1025 Associates Inc., Bel-Cal Holdings, Ltd., Capital Growth Trust, FAC Enterprises, Inc., Fenmore Consultants, Ltd., Jim Smith, Michael Garnick, Motty Gurary, Miriam Braun, Rivka Pearlstein, SPH Investments, Inc., SPH Investments, Inc. Profit Sharing, Winton Capital Holdings, Ltd., Wolver Ltd. ("980,734 note holders"), (ii) $694,751 was owed to Northumberland Holdings, Ltd. and (iii) the balance $41,585 was owed to Mark Tompkins.

      On June 29, 2004, $264,330 of the $980,734 owed to the $980,734 note holders was paid in cash, $539,404 plus all accrued interest was forgiven, and $177,000 was converted into 49,719 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential by 1025 Associates Inc., FAC Enterprises, Inc., Fenmore Consultants, Ltd., SPH Investments, Inc. and Wolver Ltd. on June 29, 2004, pursuant to the Exchange Agreement described below. The 49,719 shares of Series A 6% Convertible Non Redeemable Preferred Stock were further converted into 809,980 shares of common stock of the Company on November 22, 2004.

      The Company converted the entire $694,751 principal amount owed to Northumberland Holdings, Ltd. on June 29, 2004, pursuant to the Exchange Agreement, into 174,744 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 174,744 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential was further converted into 2,866,812 shares of common stock of the Company and 53 shares of Series A Convertible Non Redeemable Preferred Stock of the Company on November 22, 2004.

      The Company converted the entire $41,585 principal amount owed to Mark Tompkins on June 29, 2004, pursuant to the Exchange Agreement, into 10,459 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 10,459 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 170,388 shares of common stock of the Company on November 22, 2004.

On June 20, 2002, the Company, then JPAL, issued warrants to Coniston Investment Corp. to purchase the share equivalent of 4,396 shares of common stock of the Company at a purchase price of $57.20 per share. The warrants will expire June 20, 2005 if not exercised by that date.

On June 20, 2002, the Company, then JPAL, issued warrants to Legend Merchant Group, Inc. to purchase the share equivalent of 3,131 shares of common stock of the Company at a purchase price of $57.20 per share. The warrants will expire June 20, 2005 if not exercised by that date.

During the year ended 2002, the Company, then Essential, issued a $500,000 secured convertible debenture to Minotaur Fund LLP, and during the year ended 2003 issued a $200,000 secured convertible debenture to Minotaur Fund LLP, for a total of $700,000 secured convertible notes. The Company converted the entire $700,000 principal amount owed to Minotaur Fund LLP on June 29, 2004, pursuant to the Exchange Agreement, into 62,552 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 62,552 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 1,071,335 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

On November 6, 2002, the Company issued the share equivalent of 1,137 shares of common stock to David Feldman for legal services rendered on behalf of the Company.

During the year ended 2003, the Company, then Essential, issued a $100,000 secured convertible debenture to Phillip Vitug. The Company converted the $100,000 principal amount owed to Phillip Vitug on June 29, 2004, pursuant to the Exchange Agreement, into 8,868 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 8,868 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 151,885 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued to Brady Group, LLC a $15,000 secured convertible debenture and a $62,500 unsecured convertible note. The Company converted the entire $77,500 principal amount owed to Brady Group, LLC on June 29, 2004, pursuant to the Exchange Agreement, into 6,469 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 6,469 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 110,791 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued to Robert W. O'Neel, III a $185,000 secured convertible debenture and a $150,000 unsecured convertible note. The Company converted the entire $335,000 principal amount owed to Robert W. O'Neel, III on June 29, 2004, pursuant to the Exchange Agreement, into 29,018 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 29,018 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 497,001 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $3,000 unsecured convertible note to John Gentile. The Company converted the $3,000 principal amount owed to John Gentile on June 29, 2004, pursuant to the Exchange Agreement, into 251 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 251 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 4,297 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $23,000 unsecured convertible note to Don Danks. The Company converted the $23,000 principal amount owed to Don Danks on June 29, 2004, pursuant to the Exchange Agreement, into 1,962 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 1,962 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 33,601 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $10,715 unsecured convertible note to Shelly Singhal. The Company converted the $10,715 principal amount owed to Shelly Singhal on June 29, 2004, pursuant to the Exchange Agreement, into 880 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 880 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 15,066 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $300,000 unsecured convertible note to Richard Genovese. The Company converted the $300,000 principal amount owed to Richard Genovese on June 29, 2004, pursuant to the Exchange Agreement, into 66,761 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 66,761 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 1,316,605 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $100,000 unsecured convertible note to Nathan Low Family Trust. The Company converted the $100,000 principal amount owed to Nathan Low Family Trust on June 29, 2004, pursuant to the Exchange Agreement, into 23,665 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 23,665 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 24,407 shares of Series A Convertible Non Redeemable Preferred Stock of the Company on November 22, 2004. All outstanding accrued interest was forgiven.

On December 5, 2003, in consideration for arranging a factoring agreement between the Company and Rosenthal & Rosenthal, the Company agreed to issue the share equivalent of 80,000 shares of common stock to J.A.S. Commercial Corp. These shares were issued on November 22, 2004.

On February 10, 2004, the Company agreed to issue the share equivalent of 30,000 shares of common stock to Jackson Steinem, Inc. in consideration for non-legal services provided by Jackson Steinem, Inc. in connection with the Company's reorganization transaction completed June 29, 2004. These shares were issued on November 22, 2004.

On June 22, 2004 the Company issued the share equivalent of 22,728 shares of common stock to Humbert B. Powell, III for past directorship services.

On June 22, 2004 the Company issued the share equivalent of common stock to the following individuals for past directorship services: 22,728 shares to Brian Jedwab, 455 shares to Marc Fries, 1,478 shares of Anthony Gentile and 1,478 shares to John Gentile.

On June 22, 2004, the Company issued the share equivalent of 22,728 shares of common stock to Dave Devor for past services rendered as Marketing Director of the Company.

On June 22, 2004, the Company issued the share equivalent of 5,697 shares of common stock to George Mellides for past services rendered as Acting Chief Financial Officer of the Company.

On June 29, 2004, pursuant to the Exchange Agreement, the Company issued the share equivalent of 4,795 shares of common stock to former employees in settlement of severance agreements and issued the share equivalent of 3,771 shares of common stock of the Company to two trade creditors in settlement of accounts payable.

On June 29, 2004, pursuant to the Exchange Agreement, the Company issued to IVC Group 16,854 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential for consulting services. The 16,854 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 274,560 shares of common stock of the Company on November 22, 2004.

On June 29, 2004, the Company entered into a Share Exchange Agreement (the "Exchange Agreement") dated June 17, 2004, between the Company, then Essential, and Jay Gelman, Andre Muller and Francis Vegliante, the sole shareholders (the "Shareholders") of AllianceCorner Distributors Inc., a New York corporation ("AllianceCorner"). Pursuant to the Exchange Agreement, the Company acquired all the outstanding capital stock of AllianceCorner from the Shareholders and, in exchange for such capital stock, issued 517,105 Series B Convertible Non Redeemable Preferred Shares ("Series B Preferred Shares") to Jay Gelman, 517,105 Series B Preferred Shares to Andre Muller and 517,104 Series B Preferred Shares to Francis Vegliante. On November 22, 2004, the Series B Preferred Shares for each of Jay Gelman and Andre Muller was converted into 8,226,671 shares of common stock and 8,226,655 shares of common stock for Francis Vegliante.

On June 29, 2004, as part of the Exchange Agreement, the Company issued 1,124,767 shares of Series A 6% Convertible Non Redeemable Preferred Shares, through a private placement offering ("PPO"). The 1,124,767 shares of Series A 6% Convertible Non Redeemable Preferred Shares was further converted into 18,243,814 shares of common stock on November 22, 2004. The Series A 6% Convertible Non Redeemable Preferred Shares issued for cash were sold to the following investors: AJAX Partners, Nathan A. Low IRA, Bridges & Pipes, Cary D. Pinkowski, CGT Management Ltd., DKR Sound Shore Oasis Holding Fund, Ltd., Iroquois Capital LP, Jackson Steinem Inc., M. Paul Tompkins, Nadine Smith, Richard Genovese, Robert Feig, RP Capital LLC, Shai Stern, Smithfield Fiduciary, LLC, South Ferry #2 L.P., SRG Capital, LLC, Sunrise Equity Partners, Vitel Ventures Corp., William Saggio and Winton Capital Holdings Ltd.

Sunrise Securities Corp. ("Sunrise") acted as the placement agent in connection with the PPO and received (a) an $8,500 nonrefundable retainer fee; and (b) a commission consisting of 108,146 shares of Series A 6% Convertible Non Redeemable Preferred Stock, and 5 year warrants due June 29, 2009 to purchase 1,564,096 shares of common stock at an exercise price of $.22 per share. The Series A 6% Convertible Non Redeemable Preferred Shares was further converted into 382,687 shares of common stock of the Company and 84,790 shares of Series A Convertible Non Redeemable Preferred Stock of the Company on November 22, 2004.

On November 11, 2004 the Company issued to Rosenthal & Rosenthal a warrant (the "Warrant") to purchase 500,000 shares of common stock at $0.10 per share. The warrant was issued in a private placement under the exemption set forth in
Section 4(2) of the Securities Act of 1933 (the "Act"). The Company agreed to register the shares issuable on exercise of the Warrant.

The Warrant expires on November 30, 2010. On notice by the Company the Warrants will expire earlier if the closing price of the common stock during a period designated in the Warrants is not less than $0.40 per share. The Warrants may be exercised for cash or on a cashless basis (i.e., by deducting from the number of shares otherwise issuable on exercise a number of shares that have a then market value equal to the exercise price).

All issuances were made as private placements pursuant to the provisions of
Section 4(2) of the Securities Act of 1933, as amended.

                                    EXHIBITS

The following Exhibits are filed with this Prospectus:

(a) Exhibits Required by Item 601 of Regulation S-B

 Exhibit
 Number     Description

NUMBER                               DESCRIPTION

2.1 Exchange Agreement between Essential Reality, Inc. and Messrs. Jay Gelman, Andre Muller and Francis Vegliante dated as of June 17, 2004. Incorporated herein by reference from Exhibit 2.1 to the Company's Form 8-K filed on July 14, 2004 (the "Form 8-K").

2.2 Form of Agreement and Plan of Merger dated as of October 25, 2004 by and between Essential Reality, Inc. and Alliance Distributors Holding Inc. Incorporated herein by reference from Exhibit 2 to the Company's Form 8-K filed on November 23, 2004.

3.1         Certificated of Incorporation of Alliance Distributors Holding Inc.
            Incorporated herein by reference from Exhibit 3.1 to the Company's Form 8-K filed on November 23, 2004.

3.2 By-Laws of Alliance Distributors Holding Inc. Incorporated herein by reference from Exhibit 3.2 to the Company's Form 8-K filed on November 23, 2004.

4.1 Alliance Distributors Holding Inc. 2004 Stock Plan. Incorporated herein by reference from Exhibit 3.3 to the Company's Form 8-K filed on November 23, 2004.

4.2 Form of Warrant issued to Rosenthal & Rosenthal. Incorporated herein by reference from Exhibit 4.1 to the Company's Form 8-K filed on November 15, 2004.

4.3 Form of Warrants issued to Legend Merchant Group, Inc. and Coniston Investment Corp. Incorporated herein by reference from Exhibit 4.1 to the Company's Form SB-2 filed on July 19, 2002.

4.4 Form of Warrant issued to Sunrise Securities Corp. Incorporated herein by reference from Exhibit 99.4 to the Company's Form 8-K filed on July 14, 2004.

5.1         Opinion of Oscar D. Folger Law Offices (to be filed by amendment).

9.1 Irrevocable Proxy given in favor of Jay Gelman. Incorporated herein by reference from Exhibit 9.1 to the Form 8-K.

10.1 Retainer Agreement dated as of June 29, 2004 between Essential Reality, Inc. and IVC Group. Incorporated herein by reference from
            Exhibit 10.1 to the Company's Form 10-QSB for the period ended June 30, 2004, filed on August 17, 2004.

10.2 Employment Agreement, dated as of July 26, 2004 between Essential Reality Inc. and Jay Gelman, President and CEO of Essential Reality Inc. Incorporated herein by reference from Exhibit 10.2 to the Company's Form 10-QSB filed on August 17, 2004.

10.3 Subscription Agreement among the Investor's listed on Schedule I thereto, Essential Reality, Inc. and Jay Gelman. Incorporated herein by reference from Exhibit 99.1 to the Form 8-K.

10.4 Subscription Agreement Supplement No. 1 between the Investors listed on Schedule I thereto and Essential Reality, Inc. Incorporated herein by reference from Exhibit 99.2 to the Form 8-K.

10.5 Registration Rights Agreement between Essential Reality and the Investors listed on Schedule I to the Subscription Agreement. Incorporated herein by reference from Exhibit 99.3 to the Form 8-K.

10.6 Stock Purchase Warrant between Essential Reality, Inc. and Sunrise Securities Corp. Incorporated herein by reference from Exhibit 99.4 to the Form 8-K.

10.7 Investment Banking Agreement between Essential Reality, Inc. and Sunrise Securities Corp. Incorporated herein by reference from
            Exhibit 99.5 to the Form 8-K.

10.8        Form of Financing Agreement issued to Rosenthal & Rosenthal.
            Incorporated herein by reference from Exhibit 10.1 to the Company's Form 8-K filed on November 15, 2004.

10.9        Form of Security Agreement issued to Rosenthal & Rosenthal.
            Incorporated herein by reference from Exhibit 10.2 to the Company's Form 8-K filed on November 15, 2004.

10.10 Form of Guaranty issued to Rosenthal & Rosenthal. Incorporated herein by reference from Exhibit 10.3 to the Company's Form 8-K filed on November 15, 2004.

10.11 Form of Registration Rights Agreement issued to Rosenthal & Rosenthal. Incorporated herein by reference from Exhibit 10.4 to the Company's Form 8-K filed on November 15, 2004.

10.12 Lease Agreement dated as of July 28, 2003 between KIM Management, LLC, and Big Brother World, Inc., filed herewith.

10.13 Lease Agreement dated as of December 1, 2003 between Angelo Pegno et. al. and AllianceCorner Distributors Inc., filed herewith.

10.14 Lease Agreement dated as of July 1, 2003 between Angelo Pegno Et. al. and Alliance Partners, Inc., filed herewith.

23.1        Consent of Mahoney Cohen & Company, CPA, P.C.

23.2        Consent of Oscar D. Folger Law Offices (included in Exhibit 5.1).

UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

      (a) any prospectus required by Section 10(a)(3) of the Securities Act;

      (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) For the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Essential Reality Inc. Wireless pursuant to the foregoing provisions, or otherwise, Essential Reality Inc. Wireless has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Essential Reality Inc. Wireless of expenses incurred or paid by a director, officer or controlling person of Essential Reality Inc. Wireless in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Essential Reality Inc. Wireless will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

      In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on December 22, 2004.

ALLIANCE DISTRIBUTORS HOLDING INC.

By: /s/ Jay Gelman
    --------------
    Jay Gelman, Chairman and CEO

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES

/s/ Jay Gelman
--------------
Jay Gelman, Chairman and CEO
December 22, 2004


/s/ Andre Muller
----------------
Andre Muller, President, COO and Director
December 22, 2004


/s/ Humbert B. Powell, III
--------------------------
Humbert B. Powell, III, Director
December 22, 2004


/s/ Thomas Vitiello
-------------------
Thomas Vitiello, Director
December 22, 2004